Exhibit 10.1

OFFICE/LABORATORY LEASE

BETWEEN

7TH STREET PROPERTY III GENERAL PARTNERSHIP (LANDLORD)

AND

CARIBOU BIOSCIENCES, INC. (TENANT)

2895 Seventh Street

Berkeley, California

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ARTICLE 1 BASIC LEASE PROVISIONS		1
1.1	BASIC LEASE PROVISIONS	1
1.2	ENUMERATION OF EXHIBITS AND RIDER(S)	3
1.3	DEFINITIONS	3
ARTICLE 2 PREMISES, TERM, FAILURE TO GIVE POSSESSION, AND PARKING		10
2.1	LEASE OF PREMISES	10
2.2	TERM	10
2.3	FAILURE TO DELIVER POSSESSION	13
2.4	CONDITION OF PREMISES	13
2.5	PARKING	13
ARTICLE 3 RENT		14
ARTICLE 4 RENT ADJUSTMENTS AND PAYMENTS		14
4.1	RENT ADJUSTMENTS	14
4.2	STATEMENT OF LANDLORD	15
4.3	BOOKS AND RECORDS	16
4.4	TENANT OR LEASE SPECIFIC TAXES	17
ARTICLE 5 SECURITY		17
ARTICLE 6 SERVICES		18
6.1	LANDLORD'S GENERAL SERVICES	18
6.2	UTILITIES AND JANITORIAL SERVICES	19
6.3	ADDITIONAL AND AFTER HOUR SERVICES	20
6.4	TELEPHONE SERVICES	20
6.5	DELAYS IN FURNISHING SERVICES	21
6.6	CHOICE OF SERVICE PROVIDER	22
6.7	SIGNAGE	22
ARTICLE 7 USE OF PREMISES; LANDLORD'S ACCESS RIGHTS		24
7.1	USE OF PREMISES	24
7.2	LANDLORD ACCESS TO PREMISES; APPROVALS	34
7.3	QUIET ENJOYMENT	35
7.4	TRANSPORTATION DEMAND MANAGEMENT PROGRAM	35
ARTICLE 8 MAINTENANCE		36
8.1	LANDLORD'S MAINTENANCE	36
8.2	TENANT'S MAINTENANCE	36
ARTICLE 9 ALTERATIONS AND IMPROVEMENTS		37
9.1	TENANT ALTERATIONS	37
9.2	LIENS	38
9.3	EMERGENCY GENERATOR	39
ARTICLE 10 ASSIGNMENT AND SUBLETTING		42
10.1	ASSIGNMENT AND SUBLETTING	42
10.2	RECAPTURE	44
10.3	EXCESS RENT	45
10.4	TENANT LIABILITY	45
10.5	ASSUMPTION AND ATTORNMENT	45

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(continued)

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10.6	PROCESSING EXPENSES	46
ARTICLE 11 DEFAULT AND REMEDIES		46
11.1	DEFAULT	46
11.2	LANDLORD'S REMEDIES	47
11.3	ATTORNEY'S FEES	50
11.4	BANKRUPTCY	50
11.5	LANDLORD'S DEFAULT	51
ARTICLE 12 SURRENDER OF PREMISES		51
12.1	IN GENERAL	51
12.2	LANDLORD'S RIGHTS	52
ARTICLE 13 HOLDING OVER		52
ARTICLE 14 DAMAGE BY FIRE OR OTHER CASUALTY		53
14.1	SUBSTANTIAL UNTENANTABILITY	53
14.2	INSUBSTANTIAL UNTENANTABILITY	54
14.3	RENT ABATEMENT	54
14.4	WAIVER OF STATUTORY REMEDIES	54
ARTICLE 15 EMINENT DOMAIN		54
15.1	TAKING OF WHOLE OR SUBSTANTIAL PART	54
15.2	TAKING OF PART	55
15.3	COMPENSATION	55
ARTICLE 16 INSURANCE		55
16.1	TENANT'S INSURANCE	55
16.2	FORM OF POLICIES	56
16.3	LANDLORD'S INSURANCE	56
16.4	WAIVER OF SUBROGATION AND CLAIMS	57
16.5	NOTICE OF CASUALTY	58
ARTICLE 17 WAIVER OF CLAIMS AND INDEMNITY		58
17.1	WAIVER OF CLAIMS	58
17.2	INDEMNITY	58
ARTICLE 18 RULES AND REGULATIONS		59
18.1	RULES	59
18.2	ENFORCEMENT	59
ARTICLE 19 LANDLORD'S RESERVED RIGHTS		59
ARTICLE 20 ESTOPPEL CERTIFICATE		60
20.1	IN GENERAL	60
20.2	ENFORCEMENT	60
ARTICLE 21 INTENTIONALLY DELETED		61
ARTICLE 22 REAL ESTATE BROKERS		61
ARTICLE 23 MORTGAGEE PROTECTION		61
23.1	SUBORDINATION AND ATTORNMENT	61
23.2	MORTGAGEE PROTECTION	62
ARTICLE 24 NOTICES		62

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(continued)

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ARTICLE 25 MISCELLANEOUS		63
25.1	LATE CHARGES	63
25.2	NO JURY TRIAL; VENUE; JURISDICTION	63
25.3	NO DISCRIMINATION	64
25.4	FINANCIAL STATEMENTS	64
25.5	OPTION	64
25.6	AUTHORITY	64
25.7	ENTIRE AGREEMENT	65
25.8	MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE	65
25.9	EXCULPATION	65
25.10	ACCORD AND SATISFACTION	65
25.11	LANDLORD'S OBLIGATIONS ON SALE OF BUILDING	66
25.12	BINDING EFFECT	66
25.13	CAPTIONS	66
25.14	TIME; APPLICABLE LAW; CONSTRUCTION	66
25.15	ABANDONMENT	66
25.16	LANDLORD'S RIGHT TO PERFORM TENANT’S DUTIES	67
25.17	SECURITY SYSTEM	67
25.18	NO LIGHT, AIR OR VIEW EASEMENTS	67
25.19	RECORDATION	67
25.20	SURVIVAL	67
25.21	OFAC	68
25.22	INSPECTION BY A CASP IN ACCORDANCE WITH CIVIL CODE SECTION 1938.	68
25.23	COUNTERPARTS	69
25.24	EXHIBITS AND RIDERS	69

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OFFICE/LABORATORY LEASE

Article 1
BASIC LEASE PROVISIONS

1.1 BASIC LEASE PROVISIONS

In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

(1) BUILDING AND ADDRESS:

2895 Seventh Street

Berkeley, California 94710

(2) LANDLORD AND ADDRESS:

7th Street Property III General Partnership

1120 Nye Street, Suite 400

San Rafael, California 94901

Notices to Landlord shall be addressed:

7th Street Property III General Partnership

c/o Wareham Property Group

1120 Nye Street, Suite 400

San Rafael, California 94901

With a copy to:

Stewart Ward & Josephson LLP

1601 Response Road, Suite 360

Sacramento, California 95815

Attention: Winnifred C. Ward, Esq.

And to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, California 94901

Attention: Senior Real Estate Partner

(3) TENANT AND NOTICE ADDRESS:

(a) Name: Caribou Biosciences, Inc.

(b) State of incorporation: Delaware

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Tenant shall promptly notify Landlord of any change in the foregoing items.

(c) Notices to Tenant shall be addressed:

2929 Seventh Street, Suite 105

Berkeley, California 94710

Attention: Chief Legal Officer

With an email copy to: legalnotices@cariboubio.com

(4) DATE OF THIS LEASE: as of January 6, 2022

(5) INITIAL TERM: Commencing on the date of full execution of this Lease (the “Commencement Date”) and ending on July 31, 2032 (the “Expiration Date”)

(6) OPTION TO EXTEND: One 5-year option as more specifically described in Section 2.2(b).

(7) RENT COMMENCEMENT DATE: August 1, 2022.

(8) MONTHLY BASE RENT:

PERIOD	MONTHLY BASE RENT
08/01/22 – 07/31/23	$65,000.00
08/01/23 – 07/31/24	$67,275.00
08/01/24 – 07/31/25	$69,629.63
08/01/25 – 07/31/26	$72,066.67
08/01/26 – 07/31/27	$74,589.00
08/01/27 – 07/31/28	$77,199.62
08/01/28 – 07/31/29	$79,901.61
08/01/29 – 07/31/30	$82,698.17
08/01/30 – 07/31/31	$85,592.61
08/01/31 – 07/31/32	$88,588.35

(9) PREMISES: The entirety of the leasable space located within the Building.

(10) RENTABLE AREA OF THE PREMISES: 10,000 square feet.

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(11) SECURITY DEPOSIT: Three Hundred Ninety-Five Thousand and 00/100ths Dollars ($395,000.00), including the sum of Two Hundred and 00/100ths Dollars ($200,000.00) to secure Tenant’s restoration obligations pursuant to Section 12.1 of this Lease.

(12) TENANT’S USE OF PREMISES: General office, research and development, laboratory, and legal uses ancillary thereto (the “Permitted Use”).

(13) PARKING: Up to and including 25 parking spaces on the surface lot located at the Building, plus the use of 3 parking spaces for the Emergency Generator, as specified in Section 9.3(a) below.

(14) BROKERS:

Landlord’s Broker: None

Tenant’s Broker: None

(15) TENANT IMPROVEMENT ALLOWANCE: One Million Seven Hundred Fifty Thousand and 00/100ths Dollars ($1,750,000.00) (i.e., a sum equal to $175.00 per square foot of Rentable Area for the Premises)

1.2 ENUMERATION OF EXHIBITS AND RIDER(S)

The Exhibits and Rider set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A Outline of Premises

EXHIBIT B Workletter Agreement

EXHIBIT C-1 Laboratory Rules and Regulations

EXHIBIT C-2 Rules and Regulations

EXHIBIT D Campus

RIDER 1 Commencement Date Agreement

1.3 DEFINITIONS

For purposes hereof, in addition to terms defined elsewhere in this Lease, the following terms shall have the following meanings:

AFFILIATE: Any corporation or other business entity that is currently owned or controlled by, owns or controls, or is under common ownership or control with Tenant or Landlord, as the case may be.

BANKRUPTCY CODE: As defined in Section 11.3.

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BUILDING: The building located at the address specified in Section 1.1. The Building includes office and laboratory uses.

BUSINESS DAY. Monday through Friday except holidays recognized by the United States Government.

CABLE: As defined in Section 8.2.

CITY: The City of Berkeley, California.

CAMPUS: Those certain properties owned by Landlord and Landlord’s Affiliates, including the Project, commonly known as the Aquatic Park Center Campus and identified on Exhibit D to this Lease, as such properties may change (including, without limitation, the addition of other adjacent properties that may be acquired by Landlord and/or Landlord’s Affiliates from time to time).

CAMPUS MANAGER: The person designated by Landlord as the senior property manager for the Campus.

COMMENCEMENT DATE: The date specified in Section 1.1 as the Commencement Date.

COMMON AREAS: All areas of the Campus made available by Landlord from time to time for the general common use or benefit of the tenants of the Campus, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time.

DEFAULT: As defined in Section 11.1.

DECORATION: Tenant Alterations which do not require a building permit and which do not involve any of the structural elements of the Building, or any of the Building’s systems, including its electrical, mechanical, plumbing, security, heating, ventilating, air-conditioning, communication, and fire and life safety systems.

DEFAULT RATE: Two (2) percentage points above the rate then most recently announced by Bank of America N.A. at its San Francisco main office as its base lending reference rate, from time to time announced, but in no event higher than the maximum rate permitted by Law.

EMERGENCY GENERATOR: As defined in Section 9.3.

EXPIRATION DATE: The date specified in Section 1.1 as the Expiration Date.

FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of Landlord or Tenant, as applicable, including water shortages, earthquakes, fires, energy shortages or governmental preemption in connection with an act of God, a national emergency, disease outbreak, epidemic or pandemic (including without limitation COVID-19), or by reason of Law, government regulations or restrictions (e.g., shelter-in-place orders or orders requiring the closure of businesses), or other declaration of public health emergency, or by reason of the conditions of supply and demand which

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have been or are affected by act of God, war or other emergency. Notwithstanding the foregoing, the financial inability of Tenant to perform its obligations under this Lease shall not constitute a Force Majeure event, and in no event shall a Force Majeure event delay or excuse Tenant’s obligation to timely and fully pay all Rent owing under this Lease.

GREEN BUILDING STANDARDS: One or more of the following: the U.S. EPA’s Energy Star® Portfolio Manager, the Green Building Initiative’s Green Globes™ building rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED®) building rating system, the ASHRAE Building Energy Quotient (BEQ), the Global Real Estate Sustainability Benchmark (GRESB), or other standard for high performance buildings adopted by Landlord with respect to the Building or the Project, as the same may be revised from time to time.

HAZARDOUS MATERIALS: As defined in Section 7.1(f).

HAZARDOUS MATERIALS LAWS: As defined in Section 7.1(f).

INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the Campus Manager and the leasing manager for the Campus and their respective partners, members, directors, and officers.

INITIAL TERM: As defined in Section 2.2(a).

LAND: The parcel(s) of real estate on which the Building and Project are located.

LANDLORD WORK: The construction or installation of improvements to the Premises to be furnished by Landlord, if any, as specifically described in the Workletter or exhibits attached hereto.

LAWS OR LAW: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Property, the Premises or either party’s activities at the Premises and any covenants, conditions or restrictions of record as of the date of this Lease which affect the Property.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

LEASEHOLD IMPROVEMENTS: As defined in Section 12.1.

MONTHLY BASE RENT: The monthly base rent specified in Section 1.1.

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

NAMED TENANT: As defined in Section 2.2(b).

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NATIONAL HOLIDAYS: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and other holidays recognized by the janitorial and other unions servicing the Building in accordance with their contracts.

OPERATING EXPENSES: All costs, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay during the Term in connection with the ownership, management, operation, maintenance, replacement and repair of the Building and the Property, including, without limitation, property management fees not to exceed three and one-half percent (3.5%) of gross revenues for the Building (the “PM Fee Cap”); costs and expenses of any capital expenditure or improvement that is Landlord’s responsibility under this Lease, and if Landlord reasonably elects to amortize such costs and expenses over a period that Landlord may reasonably determine (provided, however, that Landlord shall amortize any single expense that exceeds $100,000.00 in any calendar year), such costs and expenses shall be together with interest thereon at the lower of the rate incurred by Landlord to finance such capital expenditure or improvement or the Default Rate, provided that any such capital expenditure or improvement shall be limited to that (a) made to the Property after the Commencement Date in order to comply with Laws enacted after the Commencement Date (except to the extent such capital expenditure or improvement already is included in Operating Expenses prior to the Commencement Date), or (b) installed after the Commencement Date which are for the purpose of reducing or controlling Operating Expenses (the “Permitted Capital Expenditures”); the costs of changing utility service providers; an equitable allocation of management office expenses (including, without limitation, office rent, supplies, equipment, salaries, wages, bonuses and other compensation relating to employees of Landlord or its agents engaged in the management, operation, repair, or maintenance of the Campus, the costs and expenses of which shall be equitably prorated and apportioned between the Building and the other buildings or properties within the Campus); and, if Tenant and its employees have the right to use the same, the cost of operating a fitness center and/or any conference centers that are available for use by Tenant, as reasonably determined by Landlord, which centers may be located in other buildings in the Campus.

Notwithstanding anything to the contrary in the preceding paragraph, Operating Expenses shall not include: (i) costs of alterations of or improvements to the premises of tenants of the Project or Campus, (ii) costs or expenses of capital expenses or improvements to or of the Building or any other part of the Project or Campus, other than Permitted Capital Expenditures, (iii) depreciation charges, (iv) interest and principal payments on loans (except for loans for Permitted Capital Expenditures as provided above), (v) ground rental payments, (vi) real estate brokerage and leasing commissions, (vii) advertising and marketing expenses, (viii) costs of Landlord to the extent reimbursed by insurance proceeds, tenants, or other third parties, (ix) expenses incurred in negotiating leases of tenants in the Project or Campus or enforcing lease obligations of tenants in the Project or Campus, (x) accountants’ fees, attorneys’ fees and other professional fees and costs incurred in connection with the defense of Landlord’s title to or interest in the Project or Campus or any part thereof, and the sale, transfer, financing or refinancing of the Project or Campus, (xi) Landlord’s general corporate overhead, (xii) costs incurred in connection with services or other benefits which are provided to tenants or occupants other than Tenant, but not made available to Tenant, (xiii) reserves, including reserves for capital expenditures or improvements, bad debts, or rental losses, (xiv) costs incurred in connection with upgrading the Building and/or any other part of the Project or Campus to comply with the current interpretation of disability, life, fire and safety

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codes, ordinances, statutes, or other Laws in effect on the Commencement Date, including, without limitation, the ADA (as defined below), and including penalties or damages incurred due to such non-compliance (except to the extent such capital expenditure or improvement already is included in Operating Expenses prior to the Commencement Date), (xv) wages, salaries or other compensation paid to any employee of Landlord (A) not dedicated full time to the Project or Campus (unless such costs are reasonably prorated to reflect time spent on the Campus) and/or (B) having a rank higher than Campus Director, (xvi) utility costs for which any tenant or occupant contracts directly with the utility provider, or resulting from excess or after-hours usage by other tenants or occupants of the Campus, or for which Landlord is reimbursed directly by a tenant, (xvii) costs incurred in connection with any environmental investigation, monitoring, clean up, response action, or remediation with respect to a condition in existence on or prior to the Commencement Date on, in, under or about the Premises, the Building or any other part of the Property, (xviii) deductibles under any insurance policy in excess of Twenty-Five Thousand Dollars ($25,000.00) in any one calendar year, (xix) property management, asset management or other management fees other than property management fees not to exceed the PM Fee Cap, and (xx) any item that, if included, in Operating Expenses, would involve a double collection for such item by Landlord. In the event there exists a conflict as to an expense that is specified to be included in Operating Expenses and is also specified to be excluded from Operating Expenses within the above list, the exclusions listed above shall prevail and the expenses shall be deemed excluded. If any Operating Expense, though paid in one (1) year, relates to more than one calendar year, at the option of Landlord such expense may be proportionately allocated among such related calendar years; provided that only those periods falling within the Term of the Lease shall be allocated to Tenant. Landlord agrees that Landlord will not collect or be entitled to collect Operating Expenses from Tenant in an amount in excess of Tenant’s Share of one hundred percent (100%) of the Operating Expenses attributable to the Building and the remainder of the Project or Campus. In addition, Operating Expenses shall be reduced by all cash discounts, trade discounts or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities or services in connection with the prudent operation of the Building. Operating Expenses for the Property that are not, in Landlord’s reasonable discretion, allocable solely to either the office or laboratory portion of the Building shall be equitably allocated by Landlord between/amongst such uses. The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same.

PREMISES: The entire space located within the Building, as depicted on Exhibit A attached hereto.

PROJECT or PROPERTY: The Project consists of the office and laboratory building located at the street address specified in Section 1.1, and associated surface and garage parking as designated by Landlord from time to time, landscaping and improvements, together with the Land, any associated interests in real property, and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing. The Project may also be referred to as the Property.

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PROJECT’S SUSTAINABILITY PRACTICES: The operations and maintenance practices for the Building, whether incorporated into the Building’s Rules and Regulations, construction rules and regulations or separate written sustainability policies of Landlord with respect to the Building or the Project, as the same may be revised from time to time so long as such revisions do not materially and adversely impact Tenant’s use of the Premises or materially increase Tenant’s costs, addressing, among other things: energy efficiency; energy measurement and reporting; water usage; recycling, composting, and waste management; indoor air quality; and chemical use.

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease.

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of Operating Expenses and/or Taxes. The Rent Adjustments shall be determined and paid as provided in Article 4.

RENT ADJUSTMENT DEPOSIT: An amount equal to Landlord’s estimate of the Rent Adjustment attributable to each month of the applicable calendar year (or partial calendar year) during the Term, as provided in Article 4.

RENT COMMENCEMENT DATE: The date specified in Section 1.1.

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.1(9) above.

SECURITY DEPOSIT: The funds specified in Section 1.1(10), if any, deposited by Tenant with Landlord as security for Tenant’s performance of its obligations under this Lease.

STANDARD OPERATING HOURS: Monday through Friday from 8:00 A.M. to 6:00 P.M. and Saturdays from 9:00 A.M. to 1:00 P.M., excluding National Holidays.

SUBSTANTIALLY COMPLETE or SUBSTANTIAL COMPLETION: The completion of the Landlord Work or Tenant Work, as the case may be, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done.

TAXES: All federal, state and local governmental taxes, assessments, license fees and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control, sale, transfer, or operation of the Property or any of its components (including any personal property used in connection therewith) or Landlord’s business of owning and operating the Property, which may also include any rental, revenue, general gross receipts or similar taxes levied in lieu of or in addition to general real and/or personal property taxes, but only to the extent such taxes, assessments, license fees and charges accrued during and relate to the Term. For purposes hereof, Taxes for any year shall be Taxes which are assessed for any period of such year falling within the Term, whether or not such Taxes are billed and payable in a

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subsequent calendar year. There shall be included in Taxes for any year falling within the Tern the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Property, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year to the extent falling with the Term. Taxes shall be determined without reference to any abatement or exemption from or credit against Taxes applicable to all or part of the Property. Notwithstanding anything to the contrary herein, Taxes shall not include (i) any items included in Operating Expenses, (ii) any items payable by Tenant under Section 4.4 below, (iii) any federal, state or local inheritance, general income, excess profit, franchise, capital stock, gift, estate taxes or other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts attributable to operations at the Property), except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes, (iv) any documentary transfer taxes, and (v) interest or penalties resulting from Landlord’s failure to pay Taxes in a timely manner (collectively, “Excluded Taxes”). Taxes for the tax year in which the Term shall commence or expire shall be apportioned according to the number of days during which each party shall be in possession during such tax year. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. Other than Excluded Taxes, it is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of Taxes for purposes of this Lease.

TENANT ADDITIONS: Collectively, Landlord Work, Tenant Work and Tenant Alterations.

TENANT ALTERATIONS: Any alterations, improvements, additions, installations or construction in or to the Premises or any Building systems serving the Premises (excluding Landlord Work or Tenant Work); and any supplementary air-conditioning systems installed by Landlord or by Tenant at Landlord’s request pursuant to Section 6.1(b).

TENANT DELAY: Any event or occurrence that delays the completion of the Landlord Work, if any, which is caused by or is described as follows:

(a) special work, changes, alterations, additions, or any Change Orders (defined in the Workletter) requested or made by Tenant in the design or finish in any part of the Premises after approval of the plans and specifications (as described in the Workletter);

(b) Tenant’s delay in submitting plans, supplying information, approving plans, specifications or estimates, giving authorizations or otherwise;

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(c) failure to pay for those portions of Tenant Work that Tenant is obligated to pay for pursuant to the Workletter;

(d) the performance or completion by Tenant or any person engaged by Tenant of any work in or about the Premises;

(e) failure to perform or comply with any obligation or condition binding upon Tenant pursuant to the Workletter, including the failure to approve and pay for such Landlord Work or other items if and to the extent the Workletter provides they are to be approved or paid by Tenant; or

(f) any other action of Tenant which delays Substantial Completion.

TENANT IMPROVEMENT ALLOWANCE: As defined in Section 1.1.

TENANT PARTY OR TENANT PARTIES: As defined in Section 7.1(f)(1)(x).

TENANT WORK: All work installed or furnished to the Premises by Tenant, if any, pursuant to the Workletter.

TENANT’S SHARE: The percentage that represents the ratio of the Rentable Area of the Premises to the Rentable Area of the Building. Tenant’s Share is defined as 100% as of the date of this Lease.

TERM: The initial term of this Lease commencing on the Commencement Date and expiring on the Expiration Date, and extension of the initial term, if any.

TERMINATION DATE: The Expiration Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

WORKLETTER: The Agreement regarding the manner of completion of Landlord Work and Tenant Work set forth on Exhibit B attached hereto.

Article 2
PREMISES, TERM, FAILURE TO GIVE POSSESSION, AND PARKING

2.1 LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease. The parties acknowledge and agree that the Rentable Area set forth in this Lease has been conclusively determined and is deemed final for the purposes of this Lease

2.2 TERM

(a) Initial Term. The initial term of this Lease (“Initial Term”) shall be as set forth in Section 1.1(5). Within thirty (30) days following the occurrence of the Commencement Date, Landlord and Tenant shall enter into an agreement (the form of which is attached hereto as Rider

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1) confirming the Commencement Date. If Tenant fails to enter into such agreement, and fails to object to same within thirty (30) days of receipt thereof, then the Commencement Date shall be the date designated by Landlord in such agreement.

(b) Option to Extend. Provided that (i) Tenant has not sublet any portion of the Premises, and (ii) no monetary Default or material non-monetary Default by Tenant exists at the time of exercise or at the time of commencement of the Extended Term, the Term of this Lease shall be subject to one (1) extension option for an additional period of sixty (60) months (the “Extension Option”), commencing as of the expiration of the Initial Term, and expiring on the date that is sixty (60) full calendar months thereafter (the “Extended Term”), exercisable as follows:

(1) The Extension Option shall be upon the same material terms and conditions contained in this Lease, except that (i) the initial Monthly Base Rent for the Premises shall be equal to the fair market rent for the Premises determined in the manner set forth in Section 2.2(b)(3) below, (ii) on each anniversary of the commencement date of the Extended Term, the Monthly Base Rent shall increase three and one-half percent (3½%), on a cumulative basis, and (iii) Tenant shall accept the Premises in an “as is” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises (subject, however, to the terms of Section 8.1 of the Lease).

(2) Tenant’s election to exercise the Extension Option must be given to Landlord in writing no less than three hundred and sixty-five (365) days prior to the expiration of the Initial Term (the “Extension Notice”). Within thirty (30) days of Landlord’s receipt of the Extension Notice, Landlord shall send Tenant written notice of Landlord’s good faith determination of the Fair Market Rent for the Premises (the “Fair Market Rent Notice”). For purposes of this Section, the term “Fair Market Rent” shall mean the base rental rate, periodic rental rate adjustment and other charges and increases, if any, for space comparable in size, location and quality to the Premises under a primary lease (and not sublease) to new or renewing tenants, for a comparable term with a tenant improvement allowance, if applicable and taking into consideration such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in buildings in Berkeley and Emeryville, California. Notwithstanding anything to the contrary contained herein, the Extension Option shall automatically terminate and be of no further force or effect, whether or not Tenant has timely exercised the Extension Option, if a monetary Default or material non-monetary Default exists at the time of exercise of the Extension Option or at the time of commencement of the Extended Term.

(3) If Tenant properly exercises the Extension Option, the Monthly Base Rent during the Extended Term shall be determined in the following manner. The Monthly Base Rent as of the commencement of the Extended Term shall be adjusted to an amount equal to the Fair Market Rent for the Premises as specified in the Fair Market Rent Notice, subject to Tenant’s right of arbitration as set forth below. Notwithstanding the above, under no circumstances will the Monthly Base Rent during the first twelve (12) months of the Extension Term be less than the Monthly Base Rent for the last month of the Initial Term. If Tenant believes that the Fair Market Rent specified in the Fair Market Rent Notice exceeds the actual Fair Market Rent for the Premises as of the date of such notice, then Tenant shall so notify Landlord within ten (10) days of Tenant’s receipt of the Fair Market Rent Notice. If Tenant fails to so notify Landlord within such 10-day

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period, Landlord’s determination of the Fair Market Rent shall be final and binding upon the parties. If the parties are unable to agree upon the Fair Market Rent within ten (10) days after Landlord’s receipt of Tenant’s objection to the Fair Market Rent Notice, the amount of Monthly Base Rent as of the commencement of the Extended Term shall be determined as follows:

(i) Within twenty (20) days after the 10-day period has expired and the parties have failed to agree on the Fair Market Rent, Tenant, at its sole expense, shall obtain and deliver in writing to Landlord a determination of the Fair Market Rent for the Premises for a term equal to the Extended Term from a broker (“Tenant’s Broker”) licensed in the State of California and engaged in the laboratory brokerage business in Berkeley/Emeryville, California, for at least the immediately preceding five (5) years. If Landlord accepts such determination, the Monthly Base Rent for the Extended Term shall be adjusted to an amount equal to the amount determined by Tenant’s Broker.

(ii) If Landlord does not accept such determination, within fifteen (15) days after receipt of the determination of Tenant’s broker, Landlord shall designate a broker (“Landlord’s Broker”) licensed in the State of California and engaged in the laboratory brokerage business in Berkeley/Emeryville, California, for at least the immediately preceding five (5) years. Landlord’s Broker and Tenant’s Broker shall name a third broker, similarly qualified, within five (5) days after appointment of Landlord’s Broker. Landlord’s Broker and Tenant’s Broker shall each determine the Fair Market Rent for the Premises as of the commencement of the Extended Term for a term equal to the Extended Term within fifteen (15) days after the appointment of the third broker. The Monthly Base Rent payable by Tenant effective as of the commencement of the Extended Term shall be adjusted to an amount equal to the determination of Fair Market Rent made by either Landlord’s Broker or Tenant’s Broker that the third broker finds to be closer to the Fair Market Rent.

(iii) Landlord shall pay the costs and fees of Landlord’s Broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s Broker in connection with such determination. The costs and fees of any third broker shall be paid one-half by Landlord and one-half by Tenant.

(4) If the amount of the Fair Market Rent is not known as of the commencement of the Extended Term, then Tenant shall continue to pay the Monthly Base Rent for the Premises in effect at the expiration of the Extended Term until the amount of the Fair Market Rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord upon demand.

(5) In connection with the extension of the Term pursuant to Tenant’s exercise of the Extension Option, the parties acknowledge and agree that Landlord shall not be responsible for the payment to any real estate broker, salesperson or finder claiming to have represented Tenant of any commission, finder’s fee or other compensation in connection with or as a consequence of Tenant’s exercise of the Extension Option.

(6) Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 2.2(b) are personal to the original Tenant executing this Lease or a Permitted Transferee to whom this Lease is assigned (“Named Tenant”) and shall not be assigned or

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assignable, in whole or in part, to any third party other than a Permitted Transferee. Any assignment or other transfer of such rights by Named Tenant in violation of the preceding sentence shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Premises shall be permitted to exercise the rights granted to Tenant under this Section 2.2(b).

2.3 FAILURE TO DELIVER POSSESSION

If the Premises are not delivered to Tenant by the Commencement Date for any reason, Landlord shall not be liable for any claims, damages or liabilities by reason thereof, nor affect the validity of this Lease or the obligations of Tenant hereunder. Notwithstanding the foregoing to the contrary, if Landlord is unable to deliver the Premises by the date (the “Outside Delivery Date”) that is thirty (30) days after the Commencement Date (which Outside Delivery Date shall be subject to extension day-for-day for Force Majeure events), then Tenant may, at its option, by notice in writing (the “Termination Notice”) within thirty (30) days after the Outside Delivery Date cancel this Lease, in which event Landlord and Tenant shall be discharged from all obligations hereunder, and Landlord shall return to Tenant any prepaid rent and the Security Deposit, and both parties shall be released from all obligations under this (excepting only those obligations, such as indemnification and defense obligations, which are expressly intended to survive the termination of this Lease). If the Termination Notice is not received by Landlord within said thirty (30) day period, Tenant’s right to cancel this Lease shall terminate. The remedy set forth above shall be Tenant’s sole remedy in the event of a delay in delivering possession of the Premises to Tenant. In no event shall Landlord be liable for special or consequential damages as a result of any such delay.

2.4 CONDITION OF PREMISES

Tenant shall be conclusively deemed to have accepted the Premises “AS IS” in the condition existing on the date Tenant first takes possession, and to have waived all claims relating to the condition of the Premises. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Real Property and no representation regarding the condition of the Premises or the Real Property has been made by or on behalf of Landlord to Tenant, except as may be specifically stated in this Lease or in the Workletter. Nothing in this Section 2.4 shall be deemed to relieve Landlord from any of its duties or obligations expressly set forth in this Lease.

2.5 PARKING

During the Term, Tenant may use the number of spaces specified in Section 1.1 for parking at the standard prevailing monthly rates being charged from time to time by Landlord or its parking operator without regard to discounts provided to any other occupants of the Campus, except as set forth below. The standard rate is $135.00 per space, per month, as of the date of this Lease; provided, however, that 4 of the spaces specified in Section 1.1 shall remain at the rate of $61.00 through December 31, 2025. In the event Tenant fails at any time to pay the full amount of such parking charges, until the delinquent amount is paid Tenant’s parking rights may be reduced to the extent of Tenant’s failure to pay for any such parking. The locations and type of parking (including, without limitation, valet parking, if any) shall be designated by Landlord or Landlord’s parking operator from time to time. Tenant acknowledges and agrees that the parking spaces

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serving the Project may include tandem or valet parking and a mixture of spaces for compact vehicles as well as full-size passenger automobiles, and that Tenant shall not use parking spaces for vehicles larger than the striped size of the parking spaces. All vehicles utilizing Tenant’s parking spaces shall prominently display identification stickers or other markers, and/or have passes or keycards for ingress and egress, as may be required and provided by Landlord or its parking operator from time to time. Tenant shall comply with any and all parking rules and regulations from time to time established by Landlord or Landlord’s parking operator, including a requirement that Tenant pay to Landlord or Landlord’s parking operator a charge for loss and replacement of passes, keycards, identification stickers or markers, and for any and all loss or other damage caused by persons or vehicles related to use of Tenant’s parking spaces. Tenant shall not allow any vehicles using Tenant’s parking spaces to be parked, loaded or unloaded except in accordance with this Section, including in the areas and in the manner designated by Landlord or its parking operator for such activities. If any vehicle is using the parking or loading areas contrary to any provision of this Section, Landlord or its parking operator shall have the right, in addition to all other rights and remedies of Landlord under this Lease, to remove or tow away the vehicle without prior notice to Tenant, and the cost thereof shall be paid to Landlord within ten (10) days after notice from Landlord.

Article 3
RENT

From and after the Rent Commencement Date, Tenant shall pay to Landlord at the address specified in Section 1.1(2), or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever (except as expressly provided herein), Rent, including Monthly Base Rent and Rent Adjustments in accordance with Article 4, during the Term. Monthly Base Rent shall be paid monthly in advance on or prior to the first day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord concurrently with Tenant’s execution of this Lease. Monthly Base Rent shall be prorated for partial months within the Term. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

Article 4
RENT ADJUSTMENTS AND PAYMENTS

4.1 RENT ADJUSTMENTS

(a) From and after the Rent Commencement Date until the Termination Date, Tenant shall pay to Landlord Rent Adjustments with respect to each calendar year (or partial calendar year in the case of the year in which the Rent Commencement Date and the Termination Date occur) as follows:

(1) The Rent Adjustment Deposit representing Tenant’s Share of Operating Expenses for the applicable calendar year (or partial calendar year), monthly during the Term with the payment of Monthly Base Rent;

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(2) The Rent Adjustment Deposit representing Tenant’s Share of Taxes for the applicable calendar year (or partial calendar year), monthly during the Term with the payment of Monthly Base Rent; and

(3) Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.2. Rent Adjustments due from Tenant to Landlord for any calendar year (or partial calendar year) shall be Tenant’s Share of Operating Expenses for such calendar year (or partial calendar year) and Tenant’s Share of Taxes for such calendar year (or partial calendar year).

(b) On or before the beginning of each calendar year or with Landlord’s Statement (as defined in Section 4.2 below), Landlord may estimate and notify Tenant in writing of its estimate of the amount of Operating Expenses and Taxes payable by Tenant for such calendar year. Prior to the first determination by Landlord of the amount of Operating Expenses and Taxes for the first calendar year, Landlord may estimate such amounts in the foregoing calculation. Landlord shall have the right from time to time but not more than once during any calendar year to provide a new or revised estimate of Operating Expenses and/or Taxes and to notify Tenant in writing thereof, of corresponding adjustments in Tenant’s Rent Adjustment Deposit payable over the remainder of such year, and of the amount or revised amount due allocable to months preceding such change. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change, which notice may be given by Landlord from time to time but not more than once during any calendar year throughout the Term.

(c) In the event that the Property is not fully assessed for all or a portion of any calendar year (or partial calendar year) during the Term, then Taxes shall be adjusted to an amount which would have been payable in such calendar year (or partial calendar year) if the Property had been fully assessed. In addition, Landlord shall have the right, at its sole discretion, from time to time, to equitably allocate certain Operating Expenses among only certain tenants of the Project as to any expense or cost that relates to a repair, replacement or service that benefits only those tenants, and the Rent Adjustments shall reflect any such allocations.

4.2 STATEMENT OF LANDLORD

As soon as practical after the expiration of each calendar year, Landlord will furnish Tenant with a statement respecting the prior calendar year (“Landlord’s Statement”) showing the following:

(a) The amount of actual Operating Expenses and Taxes for such calendar year;

(b) The amount of Rent Adjustments due Landlord for the last calendar year, less credit for Rent Adjustment Deposits paid, if any; and

(c) Any change in the Rent Adjustment Deposit due monthly in the current calendar year, including the amount or revised amount due for months preceding any such change pursuant to Landlord’s Statement.

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Tenant shall pay to Landlord within ten (10) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement. Any amounts due from Landlord to Tenant pursuant to this Section shall be credited to the Rent Adjustment Deposit next coming due, or promptly refunded to Tenant if the Term has already expired or terminated, provided Tenant is not in Default hereunder. No interest or penalties shall accrue on any amounts that Landlord is obligated to credit or refund to Tenant by reason of this Section 4.2. Landlord’s failure to deliver Landlord’s Statement or to compute the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a waiver or release of Tenant’s obligations to pay such amounts, unless Landlord fails to deliver such Landlord’s Statement as to Operating Expenses or Taxes (unless such delivery delay as to Taxes is due to a delay in the taxing authority providing updated Tax information) within twenty-four (24) months following the conclusion of the applicable calendar year. The Rent Adjustment Deposit shall be credited against Rent Adjustments due for the applicable calendar year (or partial calendar year). During the last complete calendar year or during any partial calendar year in which this Lease expires or terminates, Landlord may include in the Rent Adjustment Deposit its estimate of Rent Adjustments which might not be finally determined until after the expiration or termination of this Lease. Tenant’s obligation to pay Rent Adjustments survives the expiration or termination of this Lease.

4.3 BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. Tenant or its representative (which representative shall be a certified public accountant licensed to do business in the state in which the Property is located and whose primary business is certified public accounting and who shall not be paid on a contingency basis) shall have the right, for a period of sixty (60) days following the date upon which Landlord’s Statement is delivered to Tenant, to examine Landlord’s books and records with respect to the items in the foregoing statement of Operating Expenses and Taxes during normal business hours, upon written notice, delivered at least three (3) Business Days in advance. Tenant shall pay for all costs of such examination, provided, however, if the examination reveals an overcharge of five percent (5%) or more, then Landlord shall pay for all reasonable and actual third-party costs of such examination, up to a maximum amount of the lesser of the amount of the overcharge or Five Thousand Dollars ($5,000.00). If Tenant performs such examination, but does not object in writing to Landlord’s Statement within ninety (90) days after Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant and Tenant shall be deemed to have waived its right to dispute Landlord’s Statement. If Tenant does dispute any Landlord’s Statement, Tenant shall deliver a copy of any such audit to Landlord at the time of notification of the dispute. If Tenant does not provide such notice of dispute and a copy of such audit to Landlord within such ninety (90) day period, it shall be deemed to have waived such right to dispute Landlord’s Statement. Any amount due to Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Expenses and Taxes unless Tenant has paid and continues to pay all Rent when due. Upon resolution of any dispute with respect to Operating Expenses and Taxes, Tenant

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shall either pay Landlord any shortfall or Landlord shall credit Tenant with respect to any overages paid by Tenant within thirty (30) days after such determination. The records obtained by Tenant shall be treated as confidential and neither Tenant nor any of its representatives or agents shall disclose or discuss the information set forth in the audit to or with any other person or entity except (a) to or with Tenant’s directors, officers, attorneys, accountants, auditors, financial advisors, investors, employees and consultants; or (b) as required by Law or legal process (the “Confidentiality Requirement”). Tenant shall indemnify and hold Landlord harmless for any losses or damages arising out of the breach of the Confidentiality Requirement.

4.4 TENANT OR LEASE SPECIFIC TAXES

In addition to Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and other charges to be paid by Tenant, Tenant shall pay to Landlord, upon demand, any and all taxes payable by Landlord (other than Excluded Taxes), whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by the Rent payable hereunder, including any gross receipts tax or excise tax levied by any governmental or taxing body with respect to the receipt of such Rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (c) upon the measured value of Tenant’s personal property located in the Premises or in any storeroom or any other place in the Premises or the Property, or the areas used in connection with the operation of the Property, it being the intention of Landlord and Tenant that, to the extent possible, such personal property taxes shall be billed to and paid directly by Tenant; (d) resulting from any Tenant Work or Tenant Alterations, whether title thereto is in Landlord or Tenant; or (e) upon this transaction. Taxes or supplemental taxes paid by Tenant pursuant to this Section 4.4 shall not be included in any computation of Taxes payable pursuant to Sections 4.1 and 4.2, but the standard property management fees shall apply to any such payments.

Article 5
SECURITY

(a) Simultaneously with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay Landlord in immediately available funds the cash amount of the Security Deposit set forth in Section 1.1(11) of this Lease, which Security Deposit Landlord shall hold under this Lease for the full and faithful performance by Tenant of each and every term, provision, covenant, and condition of this Lease. If Tenant fails to perform any of the terms, provisions, covenants and conditions of this Lease or any other document executed by Tenant in connection with this Lease beyond any applicable notice or cure period, then Landlord may use, apply, or retain the whole or any part of the Security Deposit for the payment of any Rent not paid when due, for the cost of repairing any damage, for the cost of cleaning the Premises, for the payment of any other sum which Landlord may expend or may be required to expend by reason of Tenant’s failure to perform, and otherwise for compensation of Landlord for any other loss or damage to Landlord occasioned by Tenant’s failure to perform, including, but not limited to, any loss of future Rent and any damage or deficiency in the reletting of the Premises (whether such loss, damages or deficiency accrue before or after summary proceedings or other reentry by Landlord) and the amount of the unpaid past Rent, future Rent loss, and all other losses, costs and damages, that Landlord would be entitled to recover if Landlord were to pursue recovery under Section 11.2(b)

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or (c) of this Lease or California Civil Code Section 1951.2 or 1951.4 (and any supplements, amendments, replacements and substitutions thereof and therefor from time to time). If Landlord so uses, applies or retains all or part of the Security Deposit, Tenant shall within five (5) Business Days after demand pay or deliver to Landlord in immediately available funds the sum necessary to replace the amount used, applied or retained. The Security Deposit (except any amount retained for application by Landlord as provided herein) shall be returned to Tenant within thirty (30) days after the later of: (i) the Termination Date or (ii) recovery of possession of the Premises by Landlord in accordance with this Lease (including, without limitation, Sections 6.4, 6.7, 9.3 and 12.2 of this Lease); provided, however, in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder.

(b) The Security Deposit shall not be deemed an advance rent deposit or an advance payment of any kind, or a measure of Landlord’s damages with respect to Tenant’s failure to perform, nor shall any action or inaction of Landlord with respect to it or its use or application be a waiver of, or bar or defense to, enforcement of any right or remedy of Landlord. Landlord shall not be required to keep the Security Deposit separate from its general funds and shall not have any fiduciary duties or other duties (except as set forth in this Section) concerning the Security Deposit. Tenant shall not be entitled to any interest on the Security Deposit. In the event of any sale or other transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security Deposit, or balance thereof, to the transferee and any such transfer shall release Landlord from all liability for the return of the Security Deposit if the Security Deposit is actually transferred to the purchaser of Landlord’s interest in the Building and such purchaser assumes Landlord’s obligations under this Article 5. Tenant thereafter shall look solely to such transferee for the return or payment of the Security Deposit. Tenant shall not assign or encumber or attempt to assign or encumber the Security Deposit or any interest in it and Landlord shall not be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance, and regardless of one or more assignments of this Lease, Landlord may return the Security Deposit to the original Tenant without liability to any assignee. Tenant hereby waives any and all rights of Tenant under the provisions of Section 1950.7 of the California Civil Code, and any and all rights of Tenant under all provisions of Law, now or hereafter enacted, regarding security deposits.

Article 6
SERVICES

6.1 LANDLORD’S GENERAL SERVICES

(a) Landlord shall furnish the following services the cost of which services shall be included in Operating Expenses or paid directly by Tenant to the utility or service provider:

(1) heat, ventilation and air-conditioning (“HVAC”) in the Premises during Standard Operating Hours as necessary in Landlord’s reasonable judgment for the comfortable occupancy of the Premises under normal business office and laboratory operations, and outside of Standard Operating Hours, HVAC shall be set to minimum safe setback levels for laboratory operations, subject to compliance with all applicable voluntary and mandatory regulations and Laws;

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(2) tempered and cold water for normal and customary use in the Premises from the regular supply of the Building;

(3) customary cleaning and janitorial services in the Common Areas five (5) days per week, excluding National Holidays; and

(4) washing of the outside windows in the Premises weather permitting at intervals determined by Landlord.

(b) Landlord shall provide a security program for the Building (but not individually for Tenant or the Premises), the cost of which program shall be an Operating Expense. Landlord shall not be liable in any manner to Tenant or any other Tenant Parties for any acts (including criminal acts) of others, or for any direct, indirect, or consequential damages, or any injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or other loss or damage, bodily injury or death, related to any malfunction, circumvention or other failure of any security program, or for the failure of any security program to prevent bodily injury, death, or property damage, or loss, or to apprehend any person suspected of causing such injury, death, damage or loss.

(c) If Tenant uses heat generating machines or equipment in the Premises to an extent which adversely affects the temperature otherwise maintained by the air-cooling system or whenever the occupancy or electrical load adversely affects the temperature otherwise maintained by the air-cooling system, Landlord reserves the right to install or to require Tenant to install supplementary air-conditioning units in the Premises. Tenant shall bear all costs and expenses related to the installation, maintenance and operation of such units.

(d) Tenant shall pay Landlord at rates fixed by Landlord for all tenants in the Project, charges for all water furnished to the Premises beyond that described in Section 6.1(a)(2) (if any), including the expenses of installation of a water line, meter and fixtures.

6.2 UTILITIES AND JANITORIAL SERVICES

All utility services used in the production of heating and cooling and air supply and exhaust from the central HVAC systems serving the Building and Premises, including, without limitation, electricity and gas, as well as water and sewer services, shall constitute Operating Expenses on the terms provided in the definition of Operating Expenses set forth above. All utility services used by Tenant within the Premises, including, without limitation, electricity and gas, shall be paid for by Tenant either through a separate charge or as part of Operating Expenses. Such charges shall be based upon Tenant’s usage, which usage: (a) as to electricity, other than overhead lighting, shall be measured by a separate meter or sub-meter to be installed as part of the Tenant Work, and paid by Tenant within fifteen (15) days after billing as additional Rent under this Lease; and (b) as to all other utilities, shall either be reasonably estimated by Landlord and paid by Tenant within fifteen (15) days after billing as additional Rent under this Lease or included in Operating Expenses. In addition, Tenant shall provide its own janitorial services to the Premises, using a janitorial service reasonably acceptable to Landlord or shall make arrangements with Landlord for Landlord, through Landlord’s vendors, to perform such Premises cleaning services, and shall pay

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the costs thereof directly to Landlord. Notwithstanding any provision of this Lease to the contrary, Tenant shall not make any alterations or additions to the electric equipment or systems in the Premises, in each instance, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed so long as such alterations or additions (i) do not exceed the capacity of the wiring, feeders and risers in the Premises and (ii) are in compliance with the City’s building code. Tenant’s use of electric current shall at no time exceed the capacity of the wiring, feeders and risers providing electric current to the Premises or the Building. The consent of Landlord to the installation of electric equipment shall not relieve Tenant from the obligation to limit usage of electricity to no more than such capacity.

6.3 ADDITIONAL AND AFTER HOUR SERVICES

At Tenant’s written request, Landlord shall furnish additional quantities of any of the services or utilities specified in Section 6.1, if Landlord can reasonably do so, on the terms set forth herein. For services or utilities requested by Tenant and furnished by Landlord, Tenant shall pay to Landlord as a charge therefor Landlord’s prevailing rates charged from time to time for such services and utilities, as additional Rent under this Lease. Without limiting the generality of the foregoing, for HVAC service outside of Standard Operating Hours, Landlord’s prevailing rate as of the date of this Lease includes a one (1) hour minimum per activation. If Tenant shall fail to make any such payment, Landlord may, upon notice to Tenant and in addition to Landlord’s other remedies under this Lease, discontinue any or all of such additional services.

6.4 TELEPHONE SERVICES

All telephone and communication connections which Tenant may desire shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the location of all Cables and the work in connection therewith shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord, except that such approval is not required as to Tenant’s telephone equipment (including Cables) within the Premises and from the Premises in a route designated by Landlord to any telephone cabinet or panel provided (as existing) within the Building for Tenant’s connection to the Cables serving the Building so long as Tenant’s equipment does not require connections different than or additional to those to the telephone cabinet or panel provided. Except to the extent of such Cables within the Premises or from the Premises to such telephone cabinet or panel, Landlord reserves the right to designate and control the entity or entities providing Cable installation, removal, repair and maintenance in the Building and to restrict and control access to telephone cabinets or panels. In the event Landlord designates a particular vendor or vendors to provide such Cable installation, removal, repair and maintenance for the Building, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay, as additional Rent under this Lease, all costs incurred in connection with the installation of Cables in the Premises, including any hook-up, access and maintenance fees related to the installation of such Cables in the Premises and the commencement of service therein, and the maintenance thereafter of such Cables; and there shall be included in Operating Expenses for the Building all installation, removal, hook-up or maintenance costs incurred by Landlord in connection with Cables serving the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all Cables in the Premises and such failure affects or interferes with the operation or maintenance of

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any other Cables serving the Building, Landlord or any vendor hired by Landlord may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). If required by Landlord, no later than the Termination Date Tenant shall remove all Cables installed by Tenant for and during Tenant’s occupancy. Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone or other communication service to the Premises and the Building.

6.5 DELAYS IN FURNISHING SERVICES

Tenant agrees that Landlord shall not be in breach of this Lease nor be liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, or a change in the quantity or character of any service when such failure, delay or change is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns, by the act or default of Tenant or other parties or by an event of Force Majeure. No such failure, delay or change shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease, without any deduction or offset , except as otherwise provided in this Section 6.5. Failure to any extent to make available, or any slowdown, stoppage, or interruption of, the specified utility services resulting from any cause, including changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board, or bureau having jurisdiction over the operation of the Property, shall not render Landlord liable in any respect for damages to either persons, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant of Tenant’s obligations for fulfillment of any covenant or agreement hereof. Should any equipment or machinery furnished by Landlord break down or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption of service occasioned thereby or resulting therefrom. Notwithstanding anything to the contrary in the foregoing, if Tenant is unable to use the Premises as a result of an interruption in service, and if any such interruption (i) continues for five (5) consecutive Business Days following Tenant’s delivery to Landlord of notice of such interruption, (ii) is caused by the negligence of Landlord or any of its agents, employees, contractors, vendors or licensees, and the cure of same is within the reasonable control of Landlord (and is not attributable to any acts or omissions of Tenant or any third party or to Force Majeure), (iii) materially and adversely affects Tenant’s ability to conduct business in the Premises, or any material portion thereof, and (iv) on account of such interruption Tenant ceases doing business in the Premises, Rent shall thereafter abate to the extent the Premises are rendered unusable and are actually not used by Tenant as a result thereof, commencing on the sixth (6th) Business Day following Tenant’s notice hereunder and continuing for the remainder of the interruption. Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability.

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6.6 CHOICE OF SERVICE PROVIDER

Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable Law, elect to change, from time to time, the company or companies which provide services (including electrical service, gas service, water, telephone and technical services) to the Building, the Premises and/or its occupants. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Building and the Premises or its occupants, and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord. The foregoing provision is not intended to modify, amend, change or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

6.7 SIGNAGE

(a) Named Tenant shall, in accordance with Building standard signage program, have the right, but not the obligation, to install one (1) exterior non-illuminated sign displaying Tenant’s trade name on the exterior of the Building, of a size and in a location to be approved by Landlord and the City of Berkeley (“Tenant’s Exterior Sign”). Landlord and the City of Berkeley) shall have the right to approve the plans and specifications for Tenant’s Exterior Sign (which plans and specifications shall depict the size, location and appearance of Tenant’s Exterior Sign), construction means and methods, the identity of any contractor or subcontractor to be employed on the work of installing Tenant’s Exterior Sign, and the time for performance of such work. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Tenant shall supply to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder. Landlord shall provide a written consent (which consent shall not be unreasonably withheld, conditioned or delayed, although Landlord may take aesthetic considerations into account in such decision), or non-consent stating the reasons for such non-consent, within fifteen (15) days of receiving written request from Tenant and all documents reasonably required by Landlord in connection with its review. The installation of Tenant’s Exterior Sign shall otherwise be performed in accordance with the provisions of Section 9.1 below.

(b) Landlord shall have no obligation to Tenant with respect to the adequacy or condition of the Building or the Project for the purposes of Tenant’s Exterior Sign, and Landlord has not made any warranty or representation of any kind to Tenant regarding the condition of the Building or the Project for Tenant’s Exterior Sign or otherwise.

(c) Notwithstanding anything to the contrary contained in this Lease and in addition to the maintenance and repair obligations of Tenant set forth in Section 8.2 below, any and all maintenance and repair relating to Tenant’s Exterior Sign shall be the sole responsibility of Tenant including, without limitation: (i) ensuring all penetrations of the exterior of the Project related to Tenant’s Exterior Sign remain “watertight/waterproof” meaning that no portions of Tenant’s

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Exterior Sign cause or permit any water to penetrate or damage any portion of the Project, (ii) cleaning Tenant’s Exterior Sign whenever necessary in order to ensure that its appearance complies with the “Class-A” nature of the Project (as determined by Landlord in its reasonable discretion), (iii) promptly repairing any cracks in or other damage to the exterior façade of the Project caused by Tenant’s Exterior Sign (as determined by Landlord in its reasonable discretion), (iv) taking any necessary measures to prevent or abate the presence of birds which may congregate on or around Tenant’s Exterior Sign (as determined in Landlord’s reasonable discretion), and (v) making any other repair or maintenance to Project that Landlord reasonably determines necessary due to the installation, existence, or removal of Tenant’s Exterior Sign. Tenant shall promptly perform such maintenance and repair obligations in a good and workmanlike manner, such that Tenant’s Exterior Sign appears and operates at all times in the manner intended at the time it was designed and installed.

(d) Notwithstanding anything to the contrary contained in this Lease, Tenant shall, prior to the expiration or earlier termination of this Lease, and at Tenant’s sole cost and expense, remove Tenant’s Exterior Sign and restore any portion(s) of the Building or Project impacted by Tenant’s Exterior Sign (as determined by Landlord in its reasonable discretion) to the condition of such portion(s) of the Building or Project which existed prior to the installation of Tenant’s Exterior Sign. If any patching of holes or other cosmetic blemishes relating to Tenant’s Exterior Sign are visible in the reasonable opinion of Landlord (including, without limitation, discoloration of the exterior façade materials of the Building) following such removal by Tenant, Landlord may require that the underlying façade materials be replaced with new materials consistent in color, appearance and texture to the original façade materials, at Tenant’s sole cost and expense.

(e) All costs pertaining to the design, installation, operation, maintenance, repair and removal of Tenant’s Exterior Sign or any part thereof shall be paid by Tenant when due. The provisions of this Lease pertaining to mechanic’s liens shall apply to Tenant’s Exterior Sign. For purposes hereof, the cost of Tenant’s Exterior Sign shall include, without limitation, all building permit fees, payments to design consultants for services and disbursements, all preparatory work, premiums for insurance and bonds, general conditions, such inspection fees as Landlord may incur, reimbursement to Landlord for permit, inspection and other fees Landlord may incur that are fairly attributable to Tenant’s Exterior Sign, the cost of preparing as-built drawings, and the cost of installing any additional electrical capacity required by Tenant. Tenant shall insure Tenant’s Exterior Sign pursuant to the provisions of Section 16.1 below in the same manner and to the same extent as the Tenant Additions.

(f) Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the right, but not the obligation, to perform any of the obligations of Tenant set forth in this Section 6.7 on Tenant’s behalf, if, after ten (10) days following the delivery of written notice to Tenant of the necessity of any work or obligation set forth herein, Tenant has not caused the commencement of such work or fulfillment of such obligation (or if the completion of such work or fulfillment of such obligation has commenced but ceases to be diligently pursued by Tenant). Tenant shall promptly pay all of Landlord’s costs and expenses related to any such work plus an administration fee of fifteen percent (15%) of such costs and expenses for Landlord’s supervision and coordination of such work. Tenant shall pay such costs and expenses to Landlord within fifteen (15) days after the receipt of reasonably detailed invoice therefor from Landlord, together with

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reasonable evidence of the amounts incurred and paid by Landlord for such purposes. Such costs and fee shall constitute a part of the Rent due under this Lease and shall be in addition to all other Rent, and Landlord shall have the same rights and remedies with respect to any failure to pay them as herein required which Landlord would have with respect to any other failure to pay Rent when due.

(g) Notwithstanding anything to the contrary contained herein, Named Tenant’s rights under this Section 6.7 are personal to Named Tenant and shall not be assigned or assignable, in whole or in part, to any third party. Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Premises shall be permitted to exercise the rights granted to Named Tenant under this Section 6.7.

(h) Named Tenant’s rights under this Section 6.7 shall terminate and be of no further force and effect should Named Tenant fail to install Tenant’s Exterior Sign in full compliance with the terms of this Section 6.7 by the date that is one (1) year after the Commencement Date.

Article 7
USE OF PREMISES; LANDLORD’S ACCESS RIGHTS

7.1 USE OF PREMISES

(a) Tenant shall occupy and use the Premises only for the uses specified in Section 1.1(12)) to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Hazardous Materials Law; (2) is prohibited by the terms and conditions of this Lease or the rules of the Building set forth in Article 18 hereof; (3) would create or continue a nuisance; or (4) in any manner that will cause the Building or any part thereof not to conform with the Project’s Sustainability Practices or the certification of the Building’s core and shell issued pursuant to the applicable Green Building Standards.

(b) [Intentionally omitted.]

(c) Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises, the Building and the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any Leasehold Improvements or other work to be performed in the Premises under or in connection with this Lease, and (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel”

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requirements triggered by Tenant Additions in the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

(d) Landlord and Tenant agree to cooperate and use commercially reasonable efforts, at no cost or expense to Tenant (other than through inclusion in Operating Expenses), to participate in traffic management programs generally applicable to businesses located in the City of Berkeley and Tenant shall encourage and support van, shuttle service, and carpooling by, and staggered and flexible working hours for, its office workers and service employees to the extent determined by Tenant in its sole discretion. Neither this Section or any other provision of this Lease is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

(e) Tenant agrees to reasonably cooperate with Landlord and to comply at no material cost to Tenant with any and all guidelines or controls concerning energy management and usage disclosure imposed upon Landlord by federal or state governmental organizations or by any energy conservation association to which Landlord is a party or which is applicable to the Building, including, without limitation, the requirements of California’s Nonresidential Building Energy Use Disclosure Program, as more particularly specified in California Public Resources Code Sections 25402.10 et seq. and regulations adopted pursuant thereto. Further, Tenant hereby authorizes (and agrees that Landlord shall have the authority to authorize) any electric or gas utility company providing service to the Building to disclose from time to time so much of the data collected and maintained by it regarding Tenant’s energy consumption data as may be necessary to cause the Building to participate in the ENERGY STAR® Portfolio Manager system and similar programs; and Tenant further authorizes Landlord to disclose information concerning energy use by Tenant, either individually or in combination with the energy use of other tenants in the Campus, as applicable as Landlord determines to be necessary to comply with applicable Laws pertaining to the Building or Landlord’s ownership thereof.

(f) Hazardous Materials.

(1) Definitions. The following terms shall have the following meanings for purposes of this Lease:

(i) “Biohazardous Materials” means any and all substances and materials defined or referred to as “medical waste,” “biological waste,” “biohazardous waste,” “biohazardous material” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) California Health & Safety Code Sections 25105 et seq., and any regulations promulgated thereunder, as amended from time to time.

(ii) “Chemical Control Area Plan” means that certain plan for the use and storage of Hazardous Materials in the Building created by Landlord and approved by the City, if any.

(iii) “Environmental Condition” means the Release of any Hazardous Materials in, over, on, under, through, from or about the Project (including, but not limited to, the Premises).

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(iv) “Environmental Damages” means all claims, suits, judgments, damages, losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, arising out of or in connection with any Environmental Condition, including, to the extent arising out of an Environmental Condition, without limitation: (A) damages for personal injury, or for injury or damage to the Project or natural resources occurring on or off the Project, including without limitation (1) any claims brought by or on behalf of any person, (2) any loss of, lost use of, damage to or diminution in value of any Project or natural resource, and (3) costs of any investigation, remediation, removal, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or otherwise reasonably necessary to protect the public health or safety, whether on or off the Project; (B) reasonable fees incurred for the services of attorneys, consultants, contractors, experts and laboratories in connection with the preparation of any feasibility studies, investigations or reports or the performance of any work described above; (C) any liability to any third person or governmental agency to indemnify such person or agency for costs expended or liabilities incurred in connection with any items described in clause (A) or (B) above; (D) any fair market or fair market rental value of the Project; and (E) the amount of any penalties, damages or costs a party is required to pay or incur in excess of that which the party otherwise would reasonably have expected to pay or incur absent the existence of the applicable Environmental Condition.

(v) “Handling” or “Handles”, when used with reference to any substance or material, includes (but is not limited to) any receipt, storage, use, generation, Release, transportation, treatment or disposal of such substance or material.

(vi) “Hazardous Materials” means any and all chemical, explosive, biohazardous, radioactive or otherwise toxic or hazardous materials or hazardous wastes, including without limitation any asbestos-containing materials, PCB’s, CFCs, petroleum and derivatives thereof, Radioactive Materials, Biohazardous Materials, Hazardous Wastes, any other substances defined or listed as or meeting the characteristics of a hazardous substance, hazardous material, Hazardous Waste, toxic substance, toxic waste, biohazardous material, biohazardous waste, biological waste, medical waste, radiation, radioactive substance, radioactive waste, or other similar term, as applicable, under any law, statute, ordinance, code, rule, regulation, directive, order, condition or other written requirement enacted, promulgated or issued by any public officer or governmental or quasi-governmental authority, whether now in force or hereafter in force at any time or from time to time to protect the environment or human health, and/or any mixed materials, substances or wastes containing more than one of the foregoing categories of materials, substances or wastes.

(vii) “Hazardous Materials Laws” means, collectively, (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9657, (B) the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 1801-1812, (C) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6987 (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, “RCRA”), (D) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Sections 25300 et seq., (E) the Hazardous Materials Release Response Plans and Inventory Act, California

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Health & Safety Code Sections 25500 et seq., (F) the California Hazardous Waste Control Law, California Health & Safety Code Sections 25100 et seq. (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, the “CHWCL”), (G) California Health & Safety Code Sections 25015-25027.8, (H) any amendments to or successor statutes to any of the foregoing, as adopted or enacted from time to time, (I) any regulations or amendments thereto promulgated pursuant to any of the foregoing from time to time, (J) any Laws relating to Biohazardous Materials, including (but not limited to) any regulations or requirements with respect to the shipping, use, decontamination and disposal thereof, and (K) any other Law now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, including (but not limited to) any requirements or conditions imposed pursuant to the terms of any orders, permits, licenses, registrations or operating plans issued or approved by any governmental or quasi-governmental authority from time to time either on a Project-wide basis or in connection with any Handling of Hazardous Materials in, on or about the Premises or the Project.

(viii) “Landlord’s Contamination” means any Hazardous Materials which exist in, on, under or in the vicinity of the Project as of the date of this Lease or which migrate onto or beneath the Project after termination of this Lease or at any time after the date of this Lease are, Released on, in or under the Property due to the gross negligence or intentional misconduct of Landlord and/or any of its agents, employees, contractors or vendors. Tenant shall not be required to pay any costs with respect to the remediation or abatement of Landlord’s Contamination.

(ix) “Radioactive Materials” means (A) any and all substances and materials the Handling of which requires an approval, consent, permit or license from the Nuclear Regulatory Commission, (B) any and all substances and materials the Handling of which requires a Radioactive Material License or other similar approval, consent, permit or license from the State of California, and (C) any and all other substances and materials defined or referred to as “radiation,” a “radioactive material” or “radioactive waste,” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) Title 26, California Code of Regulations Section 17-30100, and any statutes, regulations or other laws administered, enforced or promulgated by the Nuclear Regulatory Commission.

(x) “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the air, land, surface water, groundwater or the environment (including without limitation the abandonment or discarding of receptacles containing any Hazardous Materials).

(xi) “Tenant’s Contamination” means any Hazardous Material Release on or about the Property by Tenant and/or any agents, employees, contractors, vendors, suppliers, licensees, subtenants, and invitees of Tenant (individually, a “Tenant Party” and collectively, “Tenant Parties”).

(2) Handling of Hazardous Materials. The parties acknowledge that Tenant wishes and intends to use all or a portion of the Premises as a bio-pharmaceutical research and development facility and otherwise for the conduct by Tenant of its business in accordance with the use specified in Section 1.1(12) above, that such use, as conducted or proposed to be conducted

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by Tenant, includes the Handling of Hazardous Materials, and that Tenant shall therefore be permitted to engage in the Handling in the Premises of necessary and reasonable quantities of Hazardous Materials customarily used in or incidental to the operation of a bio-pharmaceutical research, development, preparation and/or dispensing facility and the other business operations of Tenant in the manner conducted or proposed to be conducted by Tenant hereunder (“Permitted Hazardous Materials”), provided that the Handling of such Permitted Hazardous Materials by all Tenant Parties shall at all times comply with and be subject to all provisions of this Lease and all Laws, including all Hazardous Materials Laws, and with Landlord’s Chemical Control Area Plan for the Building, if any. Without limiting the generality of the foregoing, Tenant shall comply at all times with all Hazardous Materials Laws applicable to any aspect of Tenant’s use of the Premises and the Project and of Tenant’s operations and activities in, on and about the Premises and the Project, and shall ensure at all times that Tenant’s Handling of Hazardous Materials in, on and about the Premises does not violate (x) the terms of any governmental licenses or permits applicable to the Building (including, but not limited to, the Building Discharge Permit as defined below) or Premises or to Tenant’s Handling of any Hazardous Materials therein, or (y) any applicable requirements or restrictions relating to the occupancy classification of the Building and the Premises.

(3) Disposition or Emission of Hazardous Materials. Tenant shall not Release or dispose of any Hazardous Materials, except to the extent authorized by permit, at the Premises or on the Project, but instead shall arrange for off-site disposal, under Tenant’s own name and EPA waste generator number (or other similar identifying information issued or prescribed by any other governmental authority with respect to Radioactive Materials, Biohazardous Materials or any other Hazardous Materials) and at Tenant’s sole expense, in compliance with all applicable Hazardous Materials Laws, with the Laboratory Rules and Regulations (defined below) and with all other applicable Laws and regulatory requirements.

(4) Information Regarding Hazardous Materials. Tenant shall maintain and make available the following information and/or documentation to Landlord in writing prior to the Commencement Date, and thereafter shall update and deliver to Landlord such information and/or documentation (x) annually, by no later than January 31st of each calendar year, (y) upon any material change in Tenant’s Hazardous Materials inventory or in Tenant’s business operations involving Hazardous Materials, and (z) at such other times as Landlord may reasonably request in writing from time to time, which updates shall reflect any material changes in such information and/or documentation:

(i) An inventory of all Hazardous Materials that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time, or at the time of preparation of such inventory proposes or expects to use, handle, generate, transport, store, treat or dispose of from time to time, in connection with its operations at the Premises. Such inventory shall include, but shall separately identify, any Hazardous Wastes, Biohazardous Materials and Radioactive Materials covered by the foregoing description. If such inventory includes any Biohazardous Materials, Tenant shall also disclose in writing to Landlord the Biosafety Level designation associated with the use of such materials.

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(ii) Copies of all then existing permits, licenses, registrations and other similar documents issued by any governmental or quasi-governmental authority that authorize any Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party.

(iii) All Material Safety Data Sheets (“MSDSs”), if any, required to be completed with respect to operations of Tenant at the Premises from time to time in accordance with Title 26, California Code of Regulations Section 8-5194 or 42 U.S.C. Section 11021, or any amendments thereto.

(iv) All hazardous waste manifests (as defined in Title 26, California Code of Regulations Section 22-66481), if any, that Tenant is required by Law to complete from time to time in connection with its operations at the Premises.

(v) A copy of any “Hazardous Materials Business Plan” required from time to time with respect to Tenant’s operations at the Premises pursuant to California Health & Safety Code Sections 25500 et seq., and any regulations promulgated thereunder, as amended from time to time, or in connection with Tenant’s application for a business license from the City. If applicable law does not require Tenant to prepare a Hazardous Materials Business Plan, Tenant shall furnish to Landlord, within sixty (60) days after receipt of Landlord’s written request therefor, the information that would customarily be contained in a Hazardous Materials Business Plan, including (but not limited to) information regarding Tenant’s Hazardous Materials inventories. The parties acknowledge that a Hazardous Materials Business Plan would ordinarily include an emergency response plan, and that regardless of whether applicable Law requires Tenant to prepare Hazardous Materials Business Plans, Landlord in its discretion may elect to prepare a coordinated emergency response plan for the entire Building and/or for multiple buildings within the Campus (if and to the extent applicable).

(vi) Any “Contingency Plans and Emergency Procedures” required of Tenant from time to time, in connection with its operations at the Premises, pursuant to Title 26, California Code of Regulations Sections 22-67140 et seq., and any amendments thereto, and any “Training Programs and Records” required under Title 26, California Code of Regulations Section 22-66493, and any amendments thereto from time to time. Landlord in its discretion may elect to prepare a Contingency Plan and Emergency Procedures for the entire Building and/or for multiple buildings within the Campus, in which event, if applicable law does not require Tenant to prepare a Contingency Plan and Emergency Procedures for its operations at the Premises, Tenant shall furnish to Landlord, within sixty (60) days after receipt of Landlord’s written request therefor, that would customarily be contained in a Contingency Plan and Emergency Procedures.

(vii) Copies of any biennial or other periodic reports furnished or required to be furnished to the California Department of Health Services from time to time pursuant to Title 26, California Code of Regulations Section 22-66493 and any amendments thereto, relating to any Hazardous Materials Handled by Tenant.

(viii) Copies of any industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations at the Premises (the parties presently anticipate, however, that because of the existence of the Building Discharge Permit in

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Landlord’s name as described above, Tenant will not be required to maintain a separate, individual discharge permit).

(ix) Copies of any other lists, reports, studies, or inventories of Hazardous Materials or of any subcategories of materials included in Hazardous Materials that Tenant is otherwise required to prepare and file from time to time with any governmental or quasi-governmental authority in connection with Tenant’s operations at the Premises, including (but not limited to) reports filed by Tenant with the federal Food & Drug Administration or any other regulatory authorities primarily in connection with the presence (or lack thereof) of any “select agents” or other Biohazardous Materials on the Premises, together with proof of filing thereof.

(x) Any other information reasonably requested by Landlord in writing from time to time in connection with (A) Landlord’s monitoring (in Landlord’s reasonable discretion) and enforcement of Tenant’s obligations under this Section and of compliance with applicable Laws in connection with any Handling or Release of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, (B) any inspections or enforcement actions by any governmental authority pursuant to any Hazardous Materials Laws or any other Laws relating to the presence or Handling of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, and/or (C) Landlord’s preparation (in Landlord’s discretion) and enforcement of any reasonable rules and procedures relating to the presence or Handling by Tenant or any Tenant Party of Hazardous Materials in the Premises or Building or on or about the Project, including (but not limited to) any contingency plans or emergency response plans as described above. Except as otherwise required by Law, Landlord shall keep confidential any information supplied to Landlord by Tenant pursuant to the foregoing, provided, however, that the foregoing shall not apply to any information filed with any governmental authority or available to the public at large. Landlord may provide such information to its lenders, consultants or investors provided such entities agree to keep such information confidential.

(5) Indemnification; Notice of Release. Tenant shall be responsible for and shall indemnify, defend and hold Landlord harmless from and against all Environmental Damages to the extent arising out of or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party in, on or about the Premises or the Project in violation of this Section, (ii) any breach of Tenant’s obligations under this Section or of any Hazardous Materials Laws by any Tenant Party, or (iii) the existence of any Tenant’s Contamination in, on or about the Premises or the Project to the extent caused by any Tenant Party, including without limitation any removal, cleanup or restoration work and materials necessary to return the Project or any improvements of whatever nature located on the Project to the condition existing prior to the Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party. In the event of any Tenant’s Contamination in, on or about the Premises or any other portion of the Project or any adjacent lands, Tenant shall promptly remedy the problem in accordance with all applicable Hazardous Materials Laws, shall give Landlord oral notice of any such non-standard or non-customary Release promptly after Tenant becomes aware of such Release, followed by written notice to Landlord within five (5) days after Tenant becomes aware of such Release, and shall furnish Landlord with concurrent copies of any and all notices, reports and other written materials filed by any Tenant Party with any governmental authority in connection with such Release.

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Tenant shall have no obligation to remedy any Hazardous Materials contamination which was not caused by a Tenant Party.

(6) Landlord Obligations. Landlord shall be responsible for and shall indemnify, defend and hold Tenant harmless from and against all Environmental Damages which arise during the Term, as a result of the presence of, any Release of or the Handling of any Hazardous Material in, on, about or under the Building or Property whether occurring before or after the date of this Lease, except to the extent provided for in this Section 7.1(f), and shall abate any Hazardous Materials if and to the extent required by an governmental agency exercising jurisdiction over the Property; provided that Tenant shall have the burden of reasonably demonstrating that such Hazardous Materials were not of the type used by Tenant in the Building or at the Project. Tenant shall be conclusively presumed to have met its burden to the extent that any Hazardous Materials are identified as being present in any environmental report or other data existing as of the Commencement Date and are not used by Tenant.

(7) Governmental Notices. Tenant shall promptly provide Landlord with copies of all written notices received by Tenant during the Term relating to any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in, on or about the Premises or any other portion of the Project, including, without limitation, any notice of violation, notice of responsibility or demand for action from any federal, state or local governmental authority or official in connection with any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in or about the Premises or any other portion of the Project.

(8) Inspection by Landlord. In addition to, and not in limitation of, Landlord’s rights under this Lease, upon reasonable prior request by Landlord, Tenant shall grant Landlord and its consultants, as well as any governmental authorities having jurisdiction over the Premises or over any aspect of Tenant’s use thereof, reasonable access to the Premises at reasonable times to inspect Tenant’s Handling of Hazardous Materials in, on and about the Premises, and Landlord shall not thereby incur any liability to Tenant or be deemed guilty of any disturbance of Tenant’s use or possession of the Premises by reason of such entry; provided, however, that Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises caused by such entry. Landlord shall comply with any security precaution reasonably imposed by Tenant during any entry onto the Premises and shall minimize to the extent reasonably possible any interference with Tenant’s use of the Premises caused by such entry. Notwithstanding Landlord’s rights of inspection and review of documents, materials and physical conditions under this Section with respect to Tenant’s Handling of Hazardous Materials, Landlord shall have no duty or obligation to perform any such inspection or review or to monitor in any way any documents, materials, physical conditions or compliance with Laws in connection with Tenant’s Handling of Hazardous Materials, and no third Party shall be entitled to rely on Landlord to conduct any such inspection, review or monitoring by reason of the provisions of this Section.

(9) Monitoring by Landlord. Landlord reserves the right to monitor, in Landlord’s reasonable discretion and at Landlord’s cost, the reasonable cost of which shall be recoverable as an Operating Expense (except in the case of a breach of any of Tenant’s obligations under this Section, in which event such monitoring costs may be charged back entirely to Tenant and shall be reimbursed by Tenant to Landlord within ten (10) days after written demand by

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Landlord from time to time, accompanied by supporting documentation reasonably evidencing the costs for which such reimbursement is claimed), at such times and from time to time as Landlord in its reasonable discretion may determine, through consultants engaged by Landlord or otherwise as Landlord in its reasonable discretion may determine: (x) all aqueous and atmospheric discharges and emissions from the Premises during the Term by a Tenant Party, (y) Tenant’s compliance and the collective compliance of all tenants in the Project with requirements and restrictions relating to the occupancy classification of the Project (including, but not limited to, Hazardous Materials inventory levels of Tenant), and (z) Tenant’s compliance with all other requirements of this Section.

(10) Discovery of Discharge. If Landlord, Tenant or any governmental or quasi-governmental authority discovers any Release from the Premises during the Term by a Tenant Party in violation of this Section that, in Landlord’s reasonable determination, jeopardizes the ability of the Building or the Project to meet applicable Laws or otherwise adversely affects the Building’s or the Project’s compliance with applicable discharge or emission standards, or if Landlord discovers any other breach of Tenant’s obligations under this Section, then upon receipt of written notice from Landlord or at such earlier time as Tenant obtains actual knowledge of the applicable discharge, emission or breach, Tenant at its sole expense shall within a reasonable time (x) in the case of a Release in violation of this Lease, cease the applicable discharge or emission and remediate any continuing effects of the discharge or emission until such time, if any, as Tenant demonstrates to Landlord’s reasonable satisfaction that the applicable discharge or emission is in compliance with all applicable Laws and any other applicable regulatory commitments and obligations to the satisfaction of the appropriate governmental agency with jurisdiction over the Release, and (y) in the case of any other breach of Tenant’s obligations under this Section, take such corrective measures as Landlord may reasonably request in writing in order to cure or eliminate the breach as promptly as practicable and to remediate any continuing effects of the breach.

(11) Post-Occupancy Study. If Tenant or any Tenant Party Handles any Hazardous Materials in, on or about the Premises or the Project during the Term, then no later than fifteen (15) days following the Termination Date, Tenant at its sole cost and expense, shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating, the presence or absence of any Tenant’s Contamination in, on and about the Premises and the Project. Such study shall be based on a reasonable and prudent level of tests and investigations of the Premises and surrounding portions of the Project (if appropriate) which tests shall be conducted no earlier than fifteen (15) days prior to the Termination Date. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with the applicable provisions of this Lease. To the extent any such remedial actions are the responsibility of Tenant, Tenant at its sole expense shall promptly commence and diligently pursue to completion the required remedial actions.

(12) Emergency Response Plans. If Landlord in its reasonable discretion adopts any emergency response plan and/or any Contingency Plan and Emergency Procedures for the Building (and/or for multiple buildings within the Campus if and to the extent applicable) as contemplated above, Landlord shall provide copies of any such plans and procedures to Tenant and, so long as such plans and procedures are reasonable and do not materially interfere with

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Tenant’s use or occupancy of or access to the Premises or any parking areas or materially increase the cost of Tenant’s use or occupancy of the Premises, Tenant shall comply with all of the requirements of such plans and procedures to the extent applicable to Tenant and/or the Premises during the Term. If Landlord elects to adopt or materially modify any such plans or procedures that apply to the Building during the Term, Landlord shall consult with Tenant and Tenant shall reasonably cooperate in the preparation of such plans, procedures or modifications in efforts to accurately reflect and maintain consistency with Tenant’s operations in the Premises, but Landlord alone shall determine, in its good faith reasonable discretion, the appropriate scope of such consultation and nothing in this Subsection (12) shall be construed to give Tenant any right of approval or disapproval over Landlord’s adoption or modification of any such plans or procedures nor shall any consultation or other input provided by Tenant be relied on by Landlord or result in any liability to Tenant arising out of or in connection with such plans, procedures or modifications.

(13) Radioactive Materials. Without limiting any other applicable provisions of this Section 7.1(f), if Tenant Handles or proposes to Handle any Radioactive Materials in or about the Premises, Tenant shall provide Landlord with copies of Tenant’s licenses or permits for such Radioactive Materials and with copies of all radiation protection programs and procedures required under applicable Laws or otherwise adopted by Tenant from time to time in connection with Tenant’s Handling of such Radioactive Materials. In addition, Tenant shall comply with any and all rules and procedures issued by Landlord in its good faith discretion from time to time with respect to the Handling of Radioactive Materials on the Project (such as, by way of example but not limitation, rules implementing a label defacement program for decayed waste destined for common trash and/or rules relating to transportation and storage of Radioactive Materials on the Project), provided that such rules and procedures shall be reasonable and not in conflict with any applicable Laws.

(14) Deemed Holdover Occupancy. Notwithstanding any other provisions of this Lease, Tenant expressly agrees as follows:

(i) If Tenant Handles any Radioactive Materials in or about the Premises or the Project during the Term, then for so long as any license or permit relating to such Radioactive Materials remains open or valid following the Termination Date, and another entity handling Radioactive Materials which is a prospective tenant of Landlord is legally prohibited from occupying a portion of the Premises for a use similar to the Permitted Use, then Tenant shall be deemed to be occupying that portion of the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term) and shall be required to continue to pay Rent and other charges in accordance with Article 13 solely for that portion of the Premises effected by the radioactive materials license, until such time as all such Radioactive Materials licenses and permits have been fully closed out in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Laws.

(ii) If Tenant Handles any Hazardous Materials in or about the Premises or the Project during the Term and, on or before the Termination Date, has failed to remove from the Premises or the Project all known Hazardous Materials Handled by a Tenant Party or has failed to complete any remediation or removal of Tenant’s Contamination and/or to have fully remediated in compliance with the requirements of this Lease and with all applicable

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Hazardous Materials Laws and any other applicable Laws, the Tenant’s Handling and/or Release (if applicable) of any such Hazardous Materials during the Term, then for so long as such circumstances continue to exist, Tenant shall be deemed to be occupying the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term) and shall be required to continue to pay Rent and other charges in accordance with Article 13 until such time as all such circumstances have been fully resolved in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Laws.

(15) Survival of Obligations. Each party’s obligations under this Section 7.1(f) shall survive the Termination Date and shall survive any conveyance by Landlord of its interest in the Premises. The provisions of this Section 7.1(f) and any exercise by either party of any of the rights and remedies contained herein shall be without prejudice to any other rights and remedies that such party may have under this Lease or under applicable Law with respect to any Environmental Conditions and/or any Hazardous Materials. Either party’s exercise or failure to exercise, at any time or from time to time, any or all of the rights granted in this Section 7.1(f) shall not in any way impose any liability on such party or shift from the other party to such party any responsibility or obligation imposed upon the other party under this Lease, Hazardous Materials Laws or other Laws.

(16) Laboratory Rules and Regulations. Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the laboratory rules and regulations (“Laboratory Rules and Regulations”) attached to this Lease as Exhibit C-1 and with all reasonable modifications and additions thereto which Landlord may make from time to time.

7.2 LANDLORD ACCESS TO PREMISES; APPROVALS

(a) Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the utility raceways in the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Landlord or Landlord’s agents shall have the right to enter upon the Premises in the event of an emergency, or to inspect the Premises, to perform any services required hereunder, to conduct safety and other testing in the Premises and to make such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Property as Landlord may deem necessary or desirable (including all alterations, improvements and additions in connection with a change in service provider or providers). Any entry or work by Landlord may be during Standard Operating Hours and Landlord shall use reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant’s occupancy of the Premises.

(b) Advance notice shall not be required for entry in the event of an emergency, as reasonably determined by Landlord, but any other entry or work by Landlord shall be upon at least one (1) Business Day’s prior written notice to Tenant. Any entry by Landlord or its agents shall not impair Tenant’s operations more than reasonably necessary, and shall comply with Tenant’s reasonable security measures, including, but not limited to, Tenant’s right to escort Landlord through the Premises. If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents), after attempting to notify Tenant (unless Landlord believes an emergency situation exists),

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may enter the Premises without rendering Landlord or its agents liable therefor, and without relieving Tenant of any obligations under this Lease.

(c) Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Hazardous Materials Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property. Landlord’s rights under this Section 7.2(c) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party as a result of the exercise or non-exercise of such rights, for compliance with Laws or Hazardous Materials Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

(d) Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of Tenant, or otherwise.

(e) The review, approval or consent of Landlord with respect to any item required or permitted under this Lease is for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party, as a result of the exercise or non-exercise of such rights, for compliance with Laws or Hazardous Materials Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

7.3 QUIET ENJOYMENT

Landlord covenants, in lieu of any implied covenant of quiet enjoyment, that so long as Tenant is Tenant is not in default under this Lease beyond the expiration of any notice, grace or cure period, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in this Lease and to the rights of any Mortgagee.

7.4 TRANSPORTATION DEMAND MANAGEMENT PROGRAM

(a) Landlord may elect or may be required to develop and implement a Transportation Demand Management (“TDM”) program for the Building in order to reduce the traffic-related impacts resulting from development of the Property. One element of any such TDM program may require tenants of the Project to adopt programs and offer incentives to their employees to reduce auto use and support the increase of alternative modes of transit. The following are examples of such programs and incentives:

(1) Alternative commute subsidies and/or parking cash-out, where employees are provided with a subsidy if they use transit or commute by alternative modes;

(2) Opportunities to purchase commuter checks which allow employees to purchase transit tickets at discounted rates from their before-tax income; and

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(3) Compressed work weeks and flex time where employees adjust their work schedules to reduce peak hour trips to/from the Building.

(b) In order to support any such TDM program for the Building, Tenant agrees that it shall, to the extent required by Law, adopt programs and offer incentives to its employees in order to reduce auto use and support the increase of alternative modes of transit. The specifics of Tenant’s programs and incentives shall be tailored to the needs of Tenant’s workforce and shall be determined by Tenant in its sole discretion. Upon request by Landlord from time to time, but not more often than once per calendar year, Tenant shall provide to Landlord a written report summarizing the programs and incentives, if any, being offered by Tenant to achieve the goals of the TDM program.

Article 8
MAINTENANCE

8.1 LANDLORD’S MAINTENANCE

Subject to the provisions of Articles 4 and 14 and Section 16.4, Landlord shall, as an Operating Expense, maintain and make necessary repairs to the foundations, roofs, exterior walls, and the structural elements of the Building, the electrical, plumbing, heating, ventilating, air-conditioning, mechanical, communication, security and the fire and life safety systems of the Building and those corridors, washrooms and lobbies which are Common Areas of the Building, except that: (a) Landlord shall not be responsible for the maintenance or repair of any floor or wall coverings in the Premises or any of such systems which are located exclusively within the Premises and are supplemental or special to the Building’s standard systems; and (b) the cost of performing any of said maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers set forth in Section 16.4. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of, any adjacent or nearby building, land, street or alley.

8.2 TENANT’S MAINTENANCE

Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance, repair or replacement. Subject to the provisions of Article 14 and Section 16.4, Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance, repair and replacement of the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s maintenance, repair and replacement obligations include, without limitation, maintenance, repairs and replacements of: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling, wiring and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Tenant Alterations. Landlord shall allocate one hundred percent (100%) of the cost (plus any applicable administration fees) of Landlord’s maintenance, repair or replacement of any Tenant Alterations (if such maintenance, repair or replacement is requested by Tenant), or repairs

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or replacements required to areas outside of the Premises due to same, to Tenant as additional Rent under this Lease. All maintenance, repairs and replacements, including, but not limited to, janitorial and cleaning services, pest control and waste management and recycling performed by or on behalf of Landlord or Tenant must comply with the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards. If Tenant fails to make any repairs or replacements of the Premises under this Section 8.2 and the same shall constitute a Default under Section 11.1(e), Landlord may make the repairs or replacements, and Tenant shall pay, as additional Rent under this Lease, the reasonable cost of the repairs or replacements, together with an administrative charge in an amount equal to 10% of the cost of the repairs or replacements. Tenant hereby waives all right to make repairs or replacements at the expense of Landlord or in lieu thereof to vacate the Premises and its other similar rights as provided in California Civil Code Sections 1932(1), 1941 and 1942 or any other Laws (whether now or hereafter in effect). In addition to the foregoing, Tenant shall be responsible for all costs in connection with maintaining, repairing and replacing all special tenant fixtures and improvements, including garbage disposals, showers, plumbing, water filtration systems and appliances. If Tenant requests that Landlord maintain, repair and/or replace any such fixtures and improvements, Tenant shall reimburse Landlord for the cost of all such maintenance, repair and replacement work, plus an administrative fee equal to 15% of such cost, as additional Rent under this Lease, and Landlord’s liability for such maintenance, repair and replacement work shall be subject to and limited by the provisions of Article 17 below.

Article 9
ALTERATIONS AND IMPROVEMENTS

9.1 TENANT ALTERATIONS

(a) The following provisions shall apply to the completion of any Tenant Alterations:

(1) Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Subject to all other requirements of this Article 9, Tenant may undertake Decoration work without Landlord’s prior written consent. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed at such reasonable times and in such manner as Landlord may from time to time designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld; provided, however, that Landlord may, in its sole discretion, specify the engineers and contractors to perform all work relating to the Building’s systems (including the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, communication and the fire and life safety systems in the Building). The contractors, mechanics and engineers who may be used are further limited to those whose work will not cause or threaten to cause disharmony or interference with Landlord or its agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the

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commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from Landlord’s engineers stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Tenant Alterations such as a performance bond or letter of credit. Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built digitized set of plans and specifications for the Tenant Alterations in both protected document (“.pdf”) and computer-aided design (“CAD”) formats.

(2) Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property occasioned thereby. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

(3) Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Hazardous Materials Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard construction rules and regulations, (ii) in a good and workmanlike manner with the use of good grades of materials, and (iii) in accordance with the requirements of the Project’s Sustainability Practices. Tenant is strongly encouraged to comply with the applicable Green Building Standards. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.1(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

(b) For any Tenant Alterations which Tenant requests Landlord to install, the forgoing provisions of this Section 9.1 shall apply; provided, however, in addition to paying the cost of the Tenant Alterations, Tenant also shall pay an administrative fee equal to fifteen percent (15%) of such cost to Landlord, as additional Rent under this Lease, and Landlord’s liability for such Tenant Alterations work shall be subject to and limited by the provisions of Article 17 below. All Tenant Additions, whether installed by Landlord or Tenant, shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article 12, Tenant may remove them or is required to remove them at Landlord’s request.

9.2 LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any other part of the Property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within ten (10)

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days after receiving notice of such lien or claim (a) have such lien or claim for lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article 11, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

9.3 EMERGENCY GENERATOR

(a) Emergency Generator. Landlord hereby agrees that, subject to the terms and provisions of this Section 9.3, Tenant’s compliance with all applicable Laws and all recorded covenants, conditions and restrictions affecting the Project, and subject to the approval of all applicable governmental authorities, Tenant shall have the right at Tenant’s sole cost and expense, to operate one (1) back-up emergency diesel generator (the “Emergency Generator”) within up to and including three (3) parking spaces within the parking lot serving the Building, in a location acceptable to Landlord (the “Emergency Generator Site”). The Emergency Generator shall be of such size and specifications, and shall include such platforms, enclosures and other related materials and equipment, as shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, Tenant shall have the right, subject to available capacity of the Building, to install such connection equipment, such as conduits, cables, risers, feeders and materials (collectively, the “Emergency Generator Connecting Equipment”; and collectively with the Emergency Generator, the “Emergency Generator Equipment”) in the shafts, ducts, conduits, chases, utility closets and other facilities of the Building as is reasonably necessary to connect the Generator to Tenant’s other machinery and equipment in the Premises, subject, however, to the following provisions of this Section 9.3.

(b) Installation. The installation of the Emergency Generator (and any related Emergency Generator Connecting Equipment therefor) and the alteration, modification, and/or replacement of either of the Emergency Generator and/or any other Emergency Generator Connecting Equipment shall constitute an Alteration and shall be performed in accordance with and subject to the provisions of Section 9.1 of this Lease, including, without limitation, Tenant’s obligation to obtain Landlord’s prior consent to the size and other specifications of the Emergency Generator (and any related Emergency Generator Connecting Equipment therefor), the methods and locations of all connections to the Emergency Generator Equipment through the Building’s existing conduits, cables, risers and feeders, and any such alterations, modifications and/or replacements of or to the Emergency Generator Equipment. The Emergency Generator Equipment shall be treated for all purposes of this Lease as if the Emergency Generator Equipment were Tenant’s personal property. In no event shall Tenant be permitted to void any warranties pertaining to the Building or Project in connection with the installation, maintenance, use, operation, alteration, modification, and/or replacement of the Emergency Generator Equipment. Tenant, at Tenant’s sole cost and expense, shall maintain the Emergency Generator Equipment and install such noise reduction and other protective equipment on or about the Emergency Generator Equipment as Landlord may reasonably determine.

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(c) Tenant’s Covenants. Tenant shall install, use, operate, modify and/or replace the Emergency Generator Equipment in compliance with all applicable Laws and all recorded covenants, conditions and restrictions affecting the Project and in such a manner so as not to damage or interfere with the operation of the Project or the Building or any portion thereof, including, without limitation, the systems and equipment of the Building and Project, and any other generators or power sources or similar equipment located in, at or on the Building or Project. Tenant’s use, maintenance or repair of the Emergency Generator Equipment shall not cause unreasonably noise, vibration or odor.

(d) Landlord’s Obligations. Except as otherwise specified in Section 9.3(e) below, Landlord shall not have any obligations with respect to the Emergency Generator Site, the Emergency Generator Equipment or compliance with any requirements relating thereto, nor shall Landlord be responsible for any damage that may be caused to the Emergency Generator Equipment. Landlord makes no representation that the Emergency Generator Equipment will be able to supply sufficient power to the Premises, and Tenant agrees that Landlord shall not be liable to Tenant therefor.

(e) Repairs and Maintenance. Landlord shall repair and maintain the Emergency Generator, and Tenant shall pay one hundred percent (100%) of the cost of such repair and maintenance, including, without limitation, the cost of repairing any damage to the Emergency Generator caused by Tenant’s use thereof or as a result of Tenant connecting to the Emergency Generator. All such costs shall be deemed Rent under this Lease and shall be payable upon demand.

(f) Installation; Modifications. Prior to the installation of the Emergency Generator Equipment, or the performance of any alterations, modifications or replacements of and to the Emergency Generator Equipment, Tenant shall comply with the following:

(1) Tenant shall submit to Landlord in writing all plans for such installations, alterations, modifications or replacements for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed;

(2) prior to commencement of any such work, Tenant shall obtain the required approvals thereof from all federal, state and local governmental authorities; Tenant shall promptly deliver to Landlord written proof of compliance with all applicable Laws and all recorded covenants, conditions and restrictions affecting the Project in connection with any such work, including, but not limited to, a signed-off permit from all applicable governmental authorities having jurisdiction over such matters;

(3) all of such work shall conform to Landlord’s design specifications for the Project, the Building and the Emergency Generator Site and Landlord’s requirements, including, but not limited to, weight and loading requirements, and shall not adversely affect the structural components of the Building or interfere with any of the systems and equipment located in, upon or serving the Project or the Building; and

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(4) the Emergency Generator Equipment shall be clearly marked to show Tenant’s name, address, telephone number and the name of the person to contact in case of emergency.

(g) Hazardous Materials. Tenant shall not use any Hazardous Materials in connection with the Emergency Generator Equipment, except that Tenant may use diesel fuel (or an alternative fuel or power source that does not pose a greater environmental risk or has a higher combustibility than diesel fuel) stored in a double walled steel tank (each, a “Fuel Tank”) contained within each of the Emergency Generator (the exact location and size of such Fuel Tank shall be reasonably approved by Landlord), as long as such fuel and such Fuel Tank are kept, maintained and used in accordance with all applicable Hazardous Materials Laws and the highest safety standards for such use, and so long as such fuel is always stored within each such Fuel Tank and is not used or stored in any area outside of the Fuel Tank. Tenant shall promptly, at Tenant’s expense, take all investigatory and all remedial action required by applicable Hazardous Materials Laws and reasonably recommended by Landlord, whether or not formally ordered or required by applicable laws, for the cleanup of any spill, release or other contamination of the Building, and/or the Project to the extent caused or contributed to by Tenant’s use of the Emergency Generator Equipment (including, without limitation, the fuel for the Emergency Generator), or pertaining to or involving any such fuel or other Hazardous Materials brought into the Building or the Project by Tenant or any of Tenant’s agents, employees, contractors, licensees or invitees. In accordance with Section 7.1(f) above, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims arising out of or involving any Hazardous Materials brought onto the Emergency Generator Site by or for Tenant in connection with Tenant’s activities under this Section 9.3.

(h) Security. Physical security of the Emergency Generator Equipment is the sole responsibility of Tenant, who shall bear the sole cost, expense and liability of any security services, emergency alarm monitoring and other similar services in connection therewith. Landlord shall not be liable to Tenant for any direct, indirect, consequential or other damages arising out of or in connection with the physical security, or lack thereof, of the Emergency Generator Site and/or Emergency Generator Equipment.

(i) Testing. The Emergency Generator Equipment shall be routinely tested and inspected by a qualified contractor selected by Landlord, at Tenant’s expense, in accordance with testing and inspection service contracts entered into by Landlord and paid for by Tenant as Rent under this Lease.

(j) Default. If Tenant fails to perform any of its obligations under this Section 9.3 and does not correct such noncompliance within five (5) business days after receipt of notice thereof from Landlord or such longer period as may be reasonably necessary to correct such noncompliance, so long as Tenant commences to correct such noncompliance within such five (5)-business day period and thereafter proceeds with due diligence to correct such noncompliance, then a Default shall be deemed to have occurred under Section 11.1 of this Lease (notwithstanding any additional notice or cure periods set forth in Section 11.1 of this Lease), and in addition to all other remedies Landlord may have under this Lease, Tenant shall, upon notice from Landlord, immediately discontinue its use of that portion of the Emergency Generator Equipment to which such

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noncompliance relates, and make such repairs and restoration as required under Section 9.3(k) below with respect thereto.

(k) Removal at End of Term. Upon the expiration of the Term and upon Landlord’s written request (in Landlord’s sole discretion), Tenant shall, subject to the control of and direction from Landlord, and at Tenant’s sole cost and expense, remove the Emergency Generator Equipment (including, without limitation all electrical switch gear, underground conduit and feeders, architectural enclosure and/or modifications to the Emergency Generator Site), repair any damage caused thereby, and restore the Emergency Generator Site and other facilities of the Building and the Project to their condition existing prior to the installation of the Emergency Generator Equipment. All such removal, repair and restoration work shall be performed by certified and licensed contractors previously approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), in accordance with a previously approved removal, repair and restoration plan, in a workmanlike manner, in compliance with all applicable Laws, and without any interference, damage or destruction to any other equipment, structures or operations at the Building or the Project. If Tenant fails to timely perform such removal, repair and/or restoration work, then Landlord may perform such work at Tenant’s cost, which cost shall be due and payable to Landlord within ten (10) days after Tenant’s receipt of invoice therefor from Landlord.

Article 10
ASSIGNMENT AND SUBLETTING

10.1 ASSIGNMENT AND SUBLETTING

(a) Without the prior written consent of Landlord, which consent of Landlord shall not be unreasonably withheld, conditioned or delayed, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of Law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant. Tenant agrees that the provisions governing sublease and assignment set forth in this Article 10 shall be deemed to be reasonable. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least forty-five (45) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.2 within thirty (30) days after receipt of Tenant’s Notice (and all required information). In no event may Tenant sublease any portion of the Premises or assign the Lease to any other tenant of the Project. Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.

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(b) With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors that Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following:

(i) the creditworthiness of any proposed subtenant or assignee is not acceptable to Landlord; or

(ii) in Landlord’s reasonable judgment the proposed assignee or sublessee would diminish the value or reputation of the Project, Campus or Landlord; or

(iii) any proposed assignee’s or sublessee’s use of the Premises would violate Section 7.1 of this Lease or would violate the provisions of any other leases of tenants in the Project; or

(iv) the proposed sublessee or assignee is a current occupant of the Project or Campus or a bona fide prospective tenant of Landlord in the Project as demonstrated by a written proposal dated within six (6) months prior to the date of Tenant’s request and Landlord has vacancy in the Project of a similar size and finish as the space subject to such proposed sublease or assignment; or

(v) the proposed sublessee or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Project above that reasonably deemed typical by Landlord for office/lab use in the Project; or

(vi) Tenant is in Default under this Lease.

(c) Any sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease, assignment, hypothecation, transfer or third party use or occupancy shall not constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to further assignments or subleases, hypothecations, transfers or third party use or occupancy.

(d) For purposes of this Article 10, an assignment shall be deemed to include a change in the majority control of Tenant resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of Law or otherwise (other than an Excluded Change In Majority Control, as defined below) if Tenant is a corporation whose shares of stock are not traded publicly. If Tenant is a general partnership, any change in the general partners of Tenant shall be deemed to be an assignment for purposes of this Lease. As used herein, an “Excluded Change in Majority Control” shall mean any change in the majority control of Tenant resulting from or associated with (i) any initial public offering of the capital stock or other equity interest of Tenant on any nationally recognized securities exchange or (ii) any bona fide capitalization, recapitalization or financing for the benefit of Tenant (a “Financing Event”); provided, however, in the case of a Financing Event, Tenant shall give Landlord written notice at least fifteen (15) days prior to the effective date of the Financing Event, together with evidence that Tenant shall continue to have a net worth

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equal to or greater than Tenant’s net worth as of the date immediately prior to the Financing Event, or if prior notice is prohibited by a confidentiality agreement or securities regulations or related regulations, then as soon after the Financing Event as is permissible.

(e) So long as Tenant is not entering into a transaction described herein for the purpose of avoiding or otherwise circumventing the remaining terms of this Article, Tenant may, subject to Section 10.5, assign its entire interest under this Lease or sublease all or a portion of the Premises, without the consent of Landlord, to any of the following (each, a “Permitted Transferee”) (i) an Affiliate, or (ii) a successor to Tenant by purchase or other acquisition of Tenant’s capital stock or substantially all of Tenant’s assets or by merger, consolidation or reorganization, provided that all of the following conditions are satisfied: (1) Tenant is not then in Default under this Lease; (2) Tenant shall give Landlord written notice at least fifteen (15) days prior to the effective date of the proposed transfer together with the information required hereunder and such entity shall expressly assume Tenant’s obligations hereunder, or if prior notice is prohibited by a confidentiality agreement or securities regulations or related regulations, then as soon after the transfer as is permissible; (3) with respect to an assignment to an Affiliate, Tenant continues to have a net worth equal to or greater than Tenant’s net worth as of the date immediately prior to such transfer; and (4) with respect to a purchase, merger, consolidation or reorganization which results in Tenant ceasing to exist as a separate legal entity, Tenant’s successor shall have a net worth equal to Tenant’s net worth at the date immediately prior to such transfer.

(f) Notwithstanding anything in this Section 10.1 to the contrary, Tenant shall be permitted to allow its contractors (i.e., parties with whom Tenant contracts to provide special services, such as scientists) to occupy certain portions of the Premises without Landlord’s consent (for purposes of this Section 10.1(g), each such, person or company is referred to as an “Occupant”), provided the following conditions are satisfied: (i) such occupancy is not a subterfuge to avoid the provisions of this Article 10 concerning assignment and subleases; (ii) such occupancy is not separated from the remaining portions of the Premises by demising walls and does not have a separate entrance; (iii) each Occupant shall comply with the insurance requirements under Sections 16.1 and 16.2 (including naming Landlord and the Indemnitees required under Section 16.2 as additional insureds) as if such Occupant were Tenant (with Landlord having received evidence of such insurance prior to such Occupant’s occupancy of the Premises) and shall be subject to the waivers under Section 16.4 as if such Occupant were Tenant; (iv) prior to such Occupant’s occupancy of the Premises, Tenant shall have provided Landlord with the name and address of the Occupant and length of occupancy term for such Occupant; and (v) the aggregate space occupied by Occupants at any time does not exceed 1,000 rentable square feet. If an occupancy described above does not satisfy all of the foregoing conditions, then such occupancy shall constitute a sublease and shall be subject to the other provisions of this Section 10.1.

10.2 RECAPTURE

Excluding any assignment or sublease contemplated in Section 10.1(e), Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”) the space proposed to be sublet for substantially the remainder of the Term or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment. If Landlord elects to recapture, Tenant shall surrender possession of the space proposed to be subleased or

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subject to the assignment to Landlord on the effective date of recapture of such space from the Premises, such date being the Termination Date for such space. Effective as of the date of recapture of any portion of the Premises pursuant to this section, the Monthly Base Rent, Rentable Area of the Premises and Tenant’s Share shall be adjusted accordingly.

10.3 EXCESS RENT

Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, as additional Rent under this Lease, fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Rent Adjustments due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys’ fees and expenses, (2) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; (3) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee; and (4) reasonable moving costs and other amounts actually paid with respect to such subtenant’s or assignee’s other leases or occupancy arrangements. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles.

10.4 TENANT LIABILITY

In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. After any assignment, Landlord may consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of liability under this Lease. If Tenant has any options to extend the Term or to add other space to the Premises, except with respect to a Permitted Transferee, such options shall not be available to any subtenant or assignee, directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.

10.5 ASSUMPTION AND ATTORNMENT

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder accruing after the effective date of the assignment in a written instrument satisfactory to Landlord and furnished to Landlord not later than thirty (30) days prior to the effective date of the assignment. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its

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option, either terminate the sublease or take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be: (1) liable for any previous act or omission of Tenant under such sublease; (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant; (3) bound by any previous modification of such sublease or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment; (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement; or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.5. The provisions of this Section 10.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.

10.6 PROCESSING EXPENSES

Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting (whether or not the same is ultimately approved by Landlord or consummated by Tenant), the sum of One Thousand Five Hundred Dollars ($1,500.00), plus all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such proposed assignment or sublease, which attorneys’ fees and expenses shall not exceed $3,000.00 (collectively, “Processing Costs”); provided, however, that Tenant shall pay to Landlord any additional reasonable attorneys’ fees and expenses incurred by Landlord to the extent Tenant or its proposed assignee or subtenant does not execute Landlord’s standard form of consent. Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs. When the actual amount of the Processing Costs is determined, it shall be reconciled with Landlord’s estimate, and any payments or refunds required as a result thereof shall promptly thereafter be made by the parties.

Article 11
DEFAULT AND REMEDIES

11.1 DEFAULT

The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(a) Tenant fails to pay any installment or other payment of Rent including Rent Adjustment Deposits or Rent Adjustments within five (5) days after the date when due;

(b) Tenant abandons the Premises;

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(c) Tenant violates the restrictions on assignments and subleases set forth in Article 10 – Assignment and Subletting and fails to cure such default within five (5) Business Days after receipt of written notice thereof from Landlord;

(d) Tenant fails to maintain any insurance policy required of it hereunder, and fails to cure such default within five (5) Business Days after receipt of written notice thereof from Landlord;

(e) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or the Workletter and fails to cure such default within thirty (30) days after written notice thereof to Tenant, or such longer time as may reasonably be required to cure the default, so long as Tenant commences such cure within thirty (30) days after written notice thereof and diligently pursues such cure to completion unless the failure to perform is a Default for which this Lease expressly specifies there is no cure or grace period;

(f) the interest of Tenant in this Lease is levied upon under execution or other legal process;

(g) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within thirty (30) days;

(h) Tenant is declared insolvent by Law or any assignment of Tenant’s property is made for the benefit of creditors;

(i) a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within thirty (30) days;

(j) any action taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within thirty (30) days;

(k) upon the dissolution of Tenant; or

(l) upon the third occurrence during any twelve (12)-month period during the Term that Tenant fails to pay Rent when due or has breached a particular covenant of this Lease (whether or not such failure or breach is thereafter cured within any stated cure or grace period or statutory period).

11.2 LANDLORD’S REMEDIES

(a) A Default shall constitute a breach of this Lease for which Landlord shall have the rights and remedies set forth in this Section 11.2 and all other rights and remedies set forth in this Lease or now or hereafter allowed by Law, whether legal or equitable, and all rights and remedies of Landlord shall be cumulative and none shall exclude any other right or remedy now or hereafter allowed by applicable Law.

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(b) With respect to a Default, at any time Landlord may terminate Tenant’s right to possession by written notice to Tenant stating such election. Any written notice required pursuant to Section 11.1 shall constitute notice of unlawful detainer pursuant to California Code of Civil Procedure Section 1161 if, at Landlord’s sole discretion, it states Landlord’s election that Tenant’s right to possession is terminated after expiration of any period required by Law or any longer period required by Section 11.1. Upon the expiration of the period stated in Landlord’s written notice of termination (and unless such notice provides an option to cure within such period and Tenant cures the Default within such period), Tenant’s right to possession shall terminate and this Lease shall terminate, and Tenant shall remain liable as hereinafter provided. Upon such termination in writing of Tenant’s right to possession, Landlord shall have the right, subject to applicable Law, to re-enter the Premises and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Premises by unlawful detainer or other summary proceedings, or as otherwise permitted by Law, regain possession of the Premises and remove their property (including their trade fixtures, personal property and Required Removables pursuant to Article 12), but Landlord shall not be obligated to effect such removal, and such property may, at Landlord’s option, be stored elsewhere, sold or otherwise dealt with as permitted by Law, at the risk of, expense of and for the account of Tenant, and the proceeds of any sale shall be applied pursuant to Law. Landlord shall in no event be responsible for the value, preservation or safekeeping of any such property. Tenant hereby waives all claims for damages that may be caused by Landlord’s removing or storing Tenant’s personal property pursuant to this Section or Section 12.1, and Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claims, demands, actions, expenses, liability and cost (including attorneys’ fees and expenses) arising out of or in any way related to such removal or storage. Upon such written termination of Tenant’s right to possession and this Lease, Landlord shall have the right to recover damages for Tenant’s Default as provided herein or by Law, including the following damages provided by California Civil Code Section 1951.2:

(1) the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could reasonably have been avoided;

(3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, Landlord’s unamortized costs of tenant improvements, leasing commissions and legal fees incurred in connection with entering into this Lease; and

The word “rent” as used in this Section 11.2 shall have the same meaning as the defined term Rent in this Lease. The “worth at the time of award” of the amount referred to in clauses (1) and (2) above is computed by allowing interest at the Default Rate. The worth at the

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time of award of the amount referred to in clause (3) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clause (3) above, the monthly Rent reserved in this Lease shall be deemed to be the sum of the Monthly Base Rent, monthly storage space rent, if any, the amounts last payable by Tenant as Rent Adjustments for the calendar year in which Landlord terminated this Lease as provided hereinabove.

(c) Even if Tenant is in Default and/or has abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession by written notice as provided in Section 11.2(b) above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. In such event, Landlord shall have all of the rights and remedies of a landlord under California Civil Code Section 1951.4 (lessor may continue Lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. During such time as Tenant is in Default, if Landlord has not terminated this Lease by written notice and if Tenant requests Landlord’s consent to an assignment of this Lease or a sublease of the Premises, such consent shall be governed by the terms and conditions of Article 10 above. Tenant acknowledges and agrees that the provisions of Article 10 shall be deemed to constitute reasonable limitations of Tenant’s right to assign or sublet. Tenant acknowledges and agrees that in the absence of written notice pursuant to Section 11.2(b) above terminating Tenant’s right to possession, no other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, including acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease or the withholding of consent to a subletting or assignment, or terminating a subletting or assignment, if in accordance with other provisions of this Lease.

(d) In the event that Landlord seeks an injunction with respect to a breach or threatened breach by Tenant of any of the covenants, conditions or provisions of this Lease, Tenant agrees to pay the premium for any bond required in connection with such injunction.

(e) Tenant hereby waives any and all rights to relief from forfeiture, redemption or reinstatement granted by Law (including California Civil Code of Procedure Sections 1174 and 1179) in the event of Tenant being evicted or dispossessed for any cause or in the event of Landlord obtaining possession of the Premises by reason of Tenant’s Default or otherwise.

(f) Notwithstanding any other provision of this Lease, a notice to Tenant given under this Article and Article 24 of this Lease or given pursuant to California Code of Civil Procedure Section 1161, and any notice served by mail, shall be deemed served, and the requisite waiting period deemed to begin under said Code of Civil Procedure Section upon mailing (except as may be required under Code of Civil Procedure Section 1161 et seq.), without any additional waiting requirement under Code of Civil Procedure Section 1011 et seq. or by other Law. For purposes of Code of Civil Procedure Section 1162, Tenant’s “place of residence”, “usual place of business”, “the property” and “the place where the property is situated” shall mean and be the Premises, whether or not Tenant has vacated same at the time of service.

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(g) The voluntary or other surrender or termination of this Lease, or a mutual termination or cancellation thereof, shall not work a merger and shall terminate all or any existing assignments, subleases, subtenancies or occupancies permitted by Tenant, except if and as otherwise specified in writing by Landlord.

(h) No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, and no exercise by Landlord of its rights pursuant to Section 25.16 to perform any duty which Tenant fails timely to perform, shall impair any right or remedy or be construed as a waiver. No provision of this Lease shall be deemed waived by Landlord unless such waiver is in writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease.

11.3 ATTORNEY’S FEES

In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq. (the “Bankruptcy Code”), or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

11.4 BANKRUPTCY

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a) In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease, then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b) Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption, and that it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

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(c) If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(i) The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(ii) Landlord has obtained consents or waivers from any third parties that may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(d) Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

11.5 LANDLORD’S DEFAULT

Landlord shall be in default hereunder in the event Landlord has not commenced and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. Failure to provide the requisite notice and cure period by Tenant under this paragraph shall be an absolute defense by Landlord against any claims for failure to perform any of its obligations. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will give any Mortgagee notice and a reasonable time to cure any default by Landlord (as specified in Section 23.2 below).

Article 12
SURRENDER OF PREMISES

12.1 IN GENERAL

Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear, Hazardous Materials (other than those which are Tenant’s responsibility hereunder), casualty and condemnation, and damage caused by Landlord excepted. Tenant shall deliver to Landlord all keys to the Premises. All improvements in and to the Premises, including any Tenant

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Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Tenant’s trade fixtures, furniture, equipment and other personal property installed in the Premises (“Tenant’s Property”) shall at all times be and remain Tenant’s property. Except for Alterations which cannot be removed without structural injury to the Premises, at any time Tenant may remove Tenant’s Property from the Premises, provided that Tenant repairs all damage caused by such removal. Landlord shall have no lien or other interest in any item of Tenant’s Property. Landlord, however, by written notice to Tenant at least thirty (30) days prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable, and (b) any Tenant Additions (collectively referred to as “Required Removables”). Required Removables may include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant’s removal and disposal of items pursuant to this Section 12.1 must comply with the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property, and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable. Notwithstanding anything in this Section 12.1 to the contrary, failure by Tenant to strictly comply with the provisions of this Section 12.1 with respect to any Required Removables that are required to be removed from the Premises by Tenant hereunder shall constitute a failure of Tenant to validly surrender the Premises.

12.2 LANDLORD’S RIGHTS

All property which may be removed from the Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.2(b), including the waiver and indemnity obligations provided in that Section. Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any Tenant Additions and in restoring the Premises to the condition required by this Lease.

Article 13
HOLDING OVER

In the event that Tenant holds over in possession of the Premises after the Termination Date, for each month or partial month Tenant holds over possession of the Premises, Tenant shall pay Landlord (i) 150% of the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate) for the first 90 days of such holdover and (ii) 200% of the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate) after the first 90 days of such holdover. Tenant shall also pay all damages, excluding, however, consequential damages (i.e., loss of income from prospective tenants), sustained by Landlord by reason of such holding over. The provisions of this Article

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shall not constitute a waiver by Landlord of any re-entry rights of Landlord, and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance.

Article 14
DAMAGE BY FIRE OR OTHER CASUALTY

14.1 SUBSTANTIAL UNTENANTABILITY

(a) If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration and shall, by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed two hundred seventy (270) days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage by delivering written notice to the other at any time within twenty (20) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

(b) Unless this Lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore the Premises to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning Laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration.

(c) Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant’s insurance for its own personal property and equipment which would be removable by Tenant at the Termination Date. All such insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored; provided, however, if this Lease is not terminated and the parties proceed to repair and restore Tenant Additions at Tenant’s cost, to the extent Landlord received proceeds of Tenant’s insurance covering Tenant Additions, such proceeds shall be applied to reimburse Tenant for its cost of repairing and restoring Tenant Additions.

(d) Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Section to repair or restore any portion of any Tenant Additions or to expend for any repair or restoration of the Premises or Building in amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; and (ii) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the willful misconduct or gross negligence of Tenant, its agent or employees. Whether or not this Lease is terminated pursuant to this Article 14, in no event shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises or for any

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inconvenience or annoyance occasioned by any such damage, destruction, rebuilding or restoration of the Premises or the Building or access thereto.

(e) Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article 9 hereof.

14.2 INSUBSTANTIAL UNTENANTABILITY

If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable and either (i) Landlord estimates that the time to substantially complete the repair or restoration will not exceed two hundred seventy (270) days from the date such damage occurred, or (ii) the cost to repair or restore is less than ten percent (10%) of the replacement cost of the Building, then Landlord shall proceed to repair and restore the Building or the Premises other than Tenant Additions, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within twenty (20) days after the date of such casualty. Notwithstanding the aforesaid, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.1 above.

14.3 RENT ABATEMENT

Except if due to the willful misconduct of Tenant or its employees, if all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

14.4 WAIVER OF STATUTORY REMEDIES

The provisions of this Lease, including this Article 14, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, the Premises or the Property or any part of either, and any Law, including Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or the Property or any part of either, and are hereby waived.

Article 15
EMINENT DOMAIN

15.1 TAKING OF WHOLE OR SUBSTANTIAL PART

In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable, this Lease shall terminate as of the

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date title vests in such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining Term of this Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive the entire award attributable to the Premises in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.2 TAKING OF PART

In the event a part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, this Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Additions) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.3 COMPENSATION

Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord, Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Additions paid for by Tenant without any credit or allowance from Landlord.

Article 16
INSURANCE

16.1 TENANT’S INSURANCE

Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against claims for personal injury, bodily injury, death and property damage, including a standard carveback of contractual liability coverage, and such insurance shall be for a combined single limit (each occurrence and in the aggregate) of Five Million Dollars ($5,000,000.00) (which limit may be achieved through use of umbrella coverage); (b) Workers’ Compensation and Employers’ Liability Insurance to the extent required by and in accordance with the Laws of the State of California; (c) “All Risks” or “Special Form” property insurance in an amount adequate to cover the full replacement cost of all Tenant Additions, equipment, installations, fixtures and contents of the Premises and including coverage for earthquake sprinkler leakage in the amount of $1,000,000; and (d) in the event a motor vehicle is

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to be used by Tenant in connection with its business operation from the Premises, Business Automobile Liability Insurance coverage with limits of One Million Dollars ($1,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles.

16.2 FORM OF POLICIES

Each policy referred to in Section 16.1 shall satisfy the following requirements. Each policy shall (i) name Landlord and the Indemnitees as additional insureds (except “All Risks” or “Special Form” property insurance, on which Landlord and the Mortgagee, as their interests may appear, shall be named as “loss payees”, and Workers’ Compensation and Employers’ Liability insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of California reasonably satisfactory to Landlord, (iii) where applicable, provide for deductible amounts satisfactory to Landlord and not permit co‑insurance, and (iv) each policy of “All‑Risks” or “Special Form” property insurance shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policy. Tenant shall deliver to Landlord certificate(s) of insurance prior to the Commencement Date and prior to the expiration date of each policy. Additionally, Tenant shall provide Landlord written notice of any cancellation or amendment of any such insurance within two (2) Business Days following Tenant’s knowledge of the same. If Tenant fails to carry the insurance required under this Article 16 or fails to provide certificate(s) of such insurance and when required hereunder and the same constitutes a Default hereunder, Landlord may, but shall not be obligated to acquire such insurance on Tenant’s behalf or Tenant’s sole cost and expense.

16.3 LANDLORD’S INSURANCE

Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of California on the Building in amounts sufficient to cover 80% of the replacement cost thereof, or an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies, insuring against fire and such other risks as may be included in “All Risks” or “Special Form” coverage insurance reasonably available from time to time (which requirement may be achieved through use of a single insurance policy covering multiple buildings owned by Landlord and affiliates of Landlord). Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death, and property damage. Such insurance shall be for a combined single limit (each occurrence and in the aggregate) of not less than Five Million Dollars ($5,000,000.00) (which limit may be achieved through use of umbrella coverage). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct. Without obligation to do so, Landlord may, in its sole discretion from time to time, carry insurance in amounts greater and/or for coverage additional to the coverage and amounts set forth above. Each policy of “All‑Risks” or “Special Form” property

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insurance required to be maintained by Landlord shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policy.

16.4 WAIVER OF SUBROGATION AND CLAIMS

(a) Landlord agrees that, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, it will include in its “All Risks” or “Special Form” insurance policy or policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b) Tenant agrees to include, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, in its “All Risks” or “Special Form” insurance policy or policies on Tenant Additions, whether or not removable, and on Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease, appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c) Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Property and the fixtures, appurtenances and equipment therein, to the extent the same is coverable by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant of the Real Property who shall have executed a similar waiver as set forth in this Section 16.4(c) for loss or damage to Tenant Additions, whether or not removable, and to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof, to the extent the same is coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

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(d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy that would affect such clauses.

16.5 NOTICE OF CASUALTY

Tenant shall give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event.

Article 17
WAIVER OF CLAIMS AND INDEMNITY

17.1 WAIVER OF CLAIMS

To the extent permitted by Law, Tenant hereby releases the Indemnitees from, and waives all claims for, damage to person or property sustained by Tenant or any occupant of the Premises or the Property resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Premises or the Property or any part of either or any equipment or appurtenance therein, or resulting from any accident in or about the Premises or the Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Property or of any other person, including Landlord’s agents and servants, except to the extent caused by Landlord’s breach of this Lease (except as otherwise provided in Section 11.5 above) or by the sole negligence or willful and wrongful act of the Indemnitees or any of them. To the extent permitted by Law, Tenant hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits as a result of such injury or damage, whether or not caused by the negligence or willful and wrongful act of any of the Indemnitees. If any such damage, whether to the Premises or the Property or any part of either, or to Landlord, results from any act or neglect of Tenant, its employees, servants, agents, contractors, invitees or customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, as payment of additional Rent hereunder, reimburse Landlord within ten (10) days after demand for the total cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages and except to the extent Landlord and its insurer have waived claims therefor pursuant to Section 16.4 above. Tenant shall not be liable for any such damage caused by its acts or neglect if Landlord or a tenant has recovered the full amount of the damage from proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant.

17.2 INDEMNITY

To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including attorneys’ fees and expenses for the defense thereof, arising from Tenant’s occupancy of the Premises, from the undertaking of any Tenant Additions or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be

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performed pursuant to the terms of this Lease, or from any willful act or negligence of Tenant, its agents, contractors, employees, servants, customers or invitees, in or about the Premises or the Property or any part of either. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. The foregoing indemnity shall not operate to relieve Indemnitees of liability to the extent such liability is caused by the sole negligence or willful and wrongful act of Indemnitees. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.4 by Landlord or its insurers to the extent of amounts, if any, paid to Landlord under its “All Risks” property insurance. This Article 17 shall survive the expiration or earlier termination of this Lease.

Article 18
RULES AND REGULATIONS

18.1 RULES

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit C-2 attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time.

18.2 ENFORCEMENT

Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit C-2 or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Landlord shall use reasonable efforts to enforce the rules and regulations of the Campus in a uniform and non-discriminatory manner.

Article 19
LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent: (1) to change the Building’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon reasonable notice to Tenant, to display the Premises to prospective purchasers and lenders at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last twelve (12) months of the Term; (5) to grant to any party the exclusive right to conduct any business or render any service in or to the Campus, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose permitted hereunder; (6) to change the arrangement and/or location of entrances or

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passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s access to the Premises or the Building; (7) to have access for Landlord to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (8) to close the Building after Standard Operating Hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes.

Article 20
ESTOPPEL CERTIFICATE

20.1 IN GENERAL

Within thirty (30) days after request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute the proposed form of estoppel certificate (an “Estoppel Certificate”) (which may require that such instrument be notarized), binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, a full and complete explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions hereof or the Workletter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto (or if Tenant believes any of the foregoing is untrue, a full and complete explanation thereof); (vii) that if an assignment of rents or leases has been served upon Tenant by a Mortgagee, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof; (viii) that Tenant will give to the Mortgagee copies of all notices required or permitted to be given by Tenant to Landlord; and (ix) to any other information reasonably requested.

20.2 ENFORCEMENT

In the event that Tenant fails to timely deliver an Estoppel Certificate, then such failure shall be a Default for which there shall be no cure or grace period. In addition to any other remedy available to Landlord, Landlord may impose a charge equal to Five Hundred Dollars ($500.00) for each day that Tenant fails to deliver an Estoppel Certificate; and (i) Tenant shall be bound to, and deemed to have irrevocably agreed to, the accuracy and truthfulness of the Estoppel Certificate delivered to Tenant, and (ii) Landlord, and any third party receiving such form of Estoppel Certificate, including a Mortgagee or purchaser, may rely upon the accuracy and truthfulness thereof.

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Article 21
INTENTIONALLY DELETED

Article 22
REAL ESTATE BROKERS

Landlord and Tenant each represent to the other that it has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Indemnitees, and Landlord hereby agrees to indemnify, protect, defend and hold Tenant harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation.

Article 23
MORTGAGEE PROTECTION

23.1 SUBORDINATION AND ATTORNMENT

This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Real Property, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Real Property and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that this Lease shall be superior to such lease or mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one (1) month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord; or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor; or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor. Notwithstanding the foregoing, Landlord agrees that upon written request from Tenant, Landlord shall request that any future Mortgagee provide a nondisturbance agreement to Tenant on such Mortgagee’s standard form. In confirmation of such subordination, however, Tenant shall execute promptly any reasonable certificate or instrument that Landlord, Mortgagee or ground lessor may request. Tenant hereby constitutes Landlord as Tenant’s attorney-in-fact to execute such certificate or instrument for and on behalf of Tenant upon Tenant’s failure to do so within fifteen (15) days after a request to do so. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein. The terms of this paragraph shall survive any termination of this Lease by reason of foreclosure.

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23.2 MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, if, within such thirty (30) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Such period of time shall be extended by any period within which such Mortgagee or ground lessor is prevented from commencing or pursuing such foreclosure proceedings or other proceedings to acquire possession of the Real Property by reason of Landlord’s bankruptcy. Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. This Lease may not be modified or amended so as to reduce the Rent or shorten the Term, or so as to adversely affect in any other respect to any material extent the rights of Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the ground lessor or the Mortgagee. Landlord shall make commercially reasonable efforts to obtain from Landlord’s current Mortgagee a form of non-disturbance agreement in favor of Tenant on Mortgagee’s standard form, provided that Tenant shall pay any costs associated with obtaining such agreement (which costs shall not exceed Three Thousand Dollars ($3,000.00)) and in no event shall obtaining such agreement be a condition to Tenant’s execution of or obligations under this Lease.

Article 24
NOTICES

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered, sent by FedEx or other reputable overnight courier service, or mailed by first class, registered or certified United States mail, return receipt requested, postage prepaid.

(b) All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Article 24, addressed to the parties hereto at their respective addresses listed in Section 1.1.

(c) Notices, demands or requests sent by mail or overnight courier service as described above shall be effective upon deposit in the mail or with such courier service. However, except with respect to a notice given under Code of Civil Procedure Section 1161 et seq., the time period in which a response to any such notice, demand or request must be given shall commence to run from (i) in the case of delivery by mail, the date of receipt on the return receipt of the notice, demand or request by the addressee thereof, or (ii) in the case of delivery by Federal Express or other overnight courier service, the date of acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant. Rejection or other refusal to accept or the inability to deliver

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because of changed address of which no notice was given, as indicated by advice from Federal Express or other overnight courier service or by mail return receipt, shall be deemed to be receipt of notice, demand or request sent. Notices may also be served by personal service upon any officer, director or partner of Landlord or Tenant, and shall be effective upon such service.

(d) By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

Article 25
MISCELLANEOUS

25.1 LATE CHARGES

(a) All payments required hereunder (other than the Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits, which shall be due as hereinbefore provided) to Landlord shall be paid within ten (10) business days after Landlord’s written invoice therefor together with reasonable back-up information substantiating the invoiced payments. All such amounts (including Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits) not paid when due shall bear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

(b) In the event Tenant is more than five (5) days late in paying any installment of Rent due under this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent installment of Rent, provided, however, that Landlord agrees to waive the first such late charge in each calendar year during the Term. The parties agree that (i) such delinquency will cause Landlord to incur costs and expenses not contemplated herein, the exact amount of which will be difficult to calculate, including the cost and expense that will be incurred by Landlord in processing each delinquent payment of rent by Tenant, (ii) the amount of such late charge represents a reasonable estimate of such costs and expenses and that such late charge shall be paid to Landlord for each delinquent payment in addition to all Rent otherwise due hereunder. The parties further agree that the payment of late charges and the payment of interest provided for in subparagraph (a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money improperly withheld by Tenant, while the payment of late charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.

(c) Payment of interest at the Default Rate and/or of late charges shall not excuse or cure any default by Tenant under this Lease, nor shall the foregoing provisions of this Article or any such payments prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay Rent when due, including the right to terminate this Lease.

25.2 NO JURY TRIAL; VENUE; JURISDICTION

To the fullest extent permitted by Laws, each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial

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by jury, and hereby further waives any objection to venue in the County in which the Project is located, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

25.3 NO DISCRIMINATION

Tenant agrees for Tenant and Tenant’s heirs, executors, administrators, successors and assigns and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry (whether in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises or otherwise) nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the use or occupancy of the Premises by Tenant or any person claiming through or under Tenant.

25.4 FINANCIAL STATEMENTS

Within thirty (30) days after written request from Landlord from time to time during the Term, Tenant shall provide Landlord with current financial statements setting forth Tenant’s financial condition and net worth for the most recent quarter, including balance sheets and statements of profits and losses. Such statements shall be prepared by an independent accountant and certified by Tenant’s president, chief executive officer or chief financial officer. Landlord shall keep such financial information confidential and shall only disclose such information to Landlord’s lenders, consultants, purchasers or investors, or other agents (who shall be subject to the same confidentiality obligations) on a need to know basis in connection with the administration of this Lease.

25.5 OPTION

This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of this Lease to Tenant does not constitute a reservation of or option for the Premises, but when executed by Tenant and delivered to Landlord, this Lease shall constitute an irrevocable offer by Tenant in effect for fifteen (15) days to lease the Premises on the terms and conditions herein contained.

25.6 AUTHORITY

Tenant represents and warrants to Landlord that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease on Tenant’s

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behalf is fully empowered to do so, and that no consent or authorization is necessary from any third party.

Landlord represents and warrants to Tenant that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease on Landlord’s behalf is fully empowered to do so, and that no consent or authorization is necessary from any third party.

25.7 ENTIRE AGREEMENT

This Lease, the Exhibits, and Riders attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

25.8 MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE

If Mortgagee of Landlord requires a modification of this Lease which shall not result in any increased cost or expense to Tenant or in any other substantial and adverse change in the rights and obligations of Tenant hereunder, then Tenant agrees that this Lease may be so modified.

25.9 EXCULPATION

Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation under this Lease shall only be enforced against Landlord’s equity interest in the Property and in no event against any other assets of Landlord, or Landlord’s members, officers, directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be liable to Tenant for consequential, punitive or special damages with respect to this Lease.

25.10 ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term. Receipt or acceptance of payment from anyone other than Tenant, including an assignee of Tenant, is not a waiver of any breach of Article 10, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord.

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25.11 LANDLORD’S OBLIGATIONS ON SALE OF BUILDING

In the event of any sale or other transfer of the Building, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, and any remaining liability of Landlord with respect to this Lease shall be limited to the amount described in Section 25.9 and Tenant shall not be entitled to any judgment in excess of such amount. Landlord shall have the right to assign this Lease to an entity comprised of the principals of Landlord or any Landlord Affiliate provided the same assume all of the assigning Landlord’s obligations under this Lease. Upon such assignment and assumption of the obligations of Landlord hereunder, Landlord shall be entirely freed and relieved of all obligations hereunder.

25.12 BINDING EFFECT

Subject to the provisions of Article 10, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

25.13 CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

25.14 TIME; APPLICABLE LAW; CONSTRUCTION

Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed in accordance with the Laws of the State of California. If more than one person signs this Lease as Tenant, the obligations hereunder imposed shall be joint and several. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by Law. Wherever the word “including” or “includes” is used in this Lease, it shall have the same meaning as if followed by the phrase “but not limited to”. Wherever the word “day” or “days” is used in this Lease, it shall mean a calendar day or calendar days unless immediately preceded by the word “Business”, in which event it shall mean a Business Day or Business Days. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

25.15 ABANDONMENT

In the event Tenant abandons the Premises but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord shall (i) have the right to enter into the Premises in order to show the space to prospective tenants, (ii) have the right to reduce the services provided to Tenant pursuant to the terms of this Lease to such levels as Landlord reasonably determines to be adequate services for an unoccupied premises, and (iii) during the last six (6)

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months of the Term, have the right to prepare the Premises for occupancy by another tenant upon the end of the Term. Tenant expressly acknowledges that in the absence of written notice pursuant to Section 11.2(b) or pursuant to California Civil Code Section 1951.3 terminating Tenant’s right to possession, none of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and this Lease shall continue in effect.

25.16 LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If Tenant fails timely to perform any of its duties under this Lease beyond applicable notice and cure periods, Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant with prior written notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon receipt of Landlord’s invoice therefor together with reasonable back-up documentation.

25.17 SECURITY SYSTEM

Landlord, in its sole and absolute discretion, shall install certain card key access and video camera systems respecting certain main entry points of the Building. Subject to the foregoing, Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord shall not be responsible for the quality of any such patrol or system which may be provided hereunder or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of such patrol or system.

25.18 NO LIGHT, AIR OR VIEW EASEMENTS

Any diminution or shutting off of light, air or view by any structure which may be erected on lands of or adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord.

25.19 RECORDATION

Neither this Lease, nor any notice nor memorandum regarding the terms hereof, shall be recorded by Tenant. Any such unauthorized recording shall be a Default for which there shall be no cure or grace period. Tenant agrees to execute and acknowledge, at the request of Landlord, a memorandum of this Lease, in recordable form.

25.20 SURVIVAL

The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the obligations of Tenant under this Lease to indemnify, protect, defend and hold harmless Landlord and/or Indemnitees shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of this Lease.

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25.21 OFAC

(a) Tenant hereby represents and warrants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (A) controls Tenant or (B) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

(b) Landlord advises Tenant hereby that the purpose of this Section is to provide to Landlord information and assurances to enable Landlord to comply with the Laws relating to OFAC.

(c) Tenant acknowledges that the breach of the representation and warranty by Tenant under Section 25.21(a) shall be an immediate Default under this Lease.

25.22 INSPECTION BY A CASP IN ACCORDANCE WITH CIVIL CODE SECTION 1938.

Landlord discloses that to Landlord’s knowledge, neither the Building nor the Premises have undergone inspection by a Certified Access Specialist. Furthermore, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.” Tenant agrees that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises and Building identified by any such CASp inspection, any and all such alterations and repairs within the Premises to be performed by Tenant shall be subject to Landlord’s consent and in accordance with this Lease. Landlord and Tenant hereby agree that if Tenant elects to perform a CASp inspection of the Premises, Tenant will provide written notice to Landlord, and Landlord may elect, in Landlord’s sole discretion, to retain a CASp to perform the inspection. If Landlord does not so elect, the time and manner of the CASp inspection is subject to the prior written approval of Landlord. In either event, the payment of the fee for the CASp inspection shall be borne by Tenant.

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25.23 COUNTERPARTS

This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Telecopied signatures or signatures transmitted by electronic mail in so-called “pdf” format or via DocuSign or similar electronic means, may be used in place of original signatures on this Lease. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on such telecopied or e-mailed signatures. Promptly following request by either party, the other party shall provide the requesting party with original signatures on this Lease.

25.24 EXHIBITS AND RIDERS

All exhibits, riders and/or addenda referred to in this Lease as an exhibit, rider, or addenda hereto, or attached hereto, are hereby incorporated into and made a part of this Lease.

[Signatures on Following Page]

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IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.1 hereof.

TENANT:		LANDLORD:

CARIBOU BIOSCIENCES, INC., a Delaware corporation		7TH STREET PROPERTY III GENERAL PARTNERSHIP, a California general partnership

By:	/s/ Rachel E. Haurwitz	By:	Wareham-NZL, LLC, its Manager,
	Rachel E. Haurwitz		a California limited liability company,
	its President and CEO		its Managing General Partner

By:	/s/ Barbara G. McClung		By:	/s/ Richard K. Robbins
	Barbara G. McClung		Name:	Richard K. Robbins
	its Chief Legal Officer and Secretary		Its:	Manager

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EXHIBIT A

OUTLINE OF PREMISES

Waiting
Reception
Utility
Records
Office
Water Treatment
Exam Room
Storage
Employee Lounge
Med Storage
Tech Repair
Office
Office
Office
Office
Office
Conference Room

FLOORPLAN NOT
DRAWN TO SCALE

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EXHIBIT B

WORKLETTER AGREEMENT

THIS WORK AGREEMENT (this “Work Agreement”) is attached to and made a part of that certain Lease (the “Lease”) between 7th Street Property III General Partnership (“Landlord”) and Caribou Biosciences, Inc. (“Tenant”). All capitalized terms used but not defined herein shall have the respective meanings given such terms in the Lease. This Work Agreement sets forth the terms and conditions relating to the construction of the Tenant Work (defined below) in the Premises.

1. Allowance; Tenant Work.

(a) Allowance. Tenant shall be entitled to the Tenant Improvement Allowance for the costs relating to the design, permitting and construction of Tenant’s improvements which are affixed to the Premises, including the installation of the Emergency Generator and the Gates (as defined below) (the “Tenant Work”). As part of the Tenant Work, Tenant shall be responsible for the construction of vehicle gates on both sides of the Property (including a sensor-activated gate on the north side of the Property that opens when a vehicle is in range of the gate), and the installation of a pedestrian gate on the north side of the Property, which pedestrian gate shall have a code access system that can be used by other tenants of the Project, in accordance with Campus-standard access control systems and protocols (collectively, the “Gates”), at Tenant’s sole cost, subject to the Tenant Improvement Allowance. In no event will Landlord be obligated to make disbursements pursuant to this Work Agreement in a total amount which exceeds the Tenant Improvement Allowance. Tenant must complete all Tenant Work and have submitted Payment Request Supporting Documentation (defined below) for such work, in each case subject to day for day extension due to Force Majeure, no later than June 30, 2023, in order to be entitled to receive the Tenant Improvement Allowance for such work.

(b) Disbursement of the Tenant Improvement Allowance.

(i) Tenant Improvement Allowance Items. Except as otherwise set forth in this Work Agreement, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

(A) Payment of the fees of the Architect and the Building Consultants (as those terms are defined below) and payment of fees and costs reasonably incurred by Landlord for the review of the Construction Drawings (defined below) by Landlord’s third party consultants;

(B) The payment of plan check, permit and license fees relating to the Tenant Work;

(C) The cost of construction of the Tenant Work, including, without limitation, after hours charges, testing and inspection costs, freight elevator usage, trash removal costs, and contractors’ fees and general conditions;

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(D) The cost of any changes to the Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

(E) The cost of any changes to the Construction Drawings (defined below) or Tenant Work required by applicable building codes (collectively, “Code”); and

(F) The Coordination Fee (defined below).

(ii) Disbursement of Tenant Improvement Allowance. During the design and construction of the Tenant Work, Landlord shall make monthly disbursements of the Tenant Improvement Allowance to reimburse Tenant for Tenant Improvement Allowance Items and shall authorize the release of funds as follows.

(A) On or before the fifth (5th) day of each calendar month (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (1) a request for payment from Contractor approved by Tenant and the Architect (hereafter defined), in a commercially reasonable form to be provided or approved in advance by Landlord, including a schedule of values and showing the percentage of completion, by trade, of the Tenant Work, which details the portion of the work completed and the portion not completed; (2) an invoice from the Contractor for labor rendered and materials delivered to the Premises; and (3) executed conditional mechanic’s lien releases from all of Tenant’s Construction Parties (defined below) who have lien rights with respect to the subject request for payment (along with unconditional mechanics’ lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) in compliance with all applicable laws (collectively, the “Payment Request Supporting Documentation”).

(B) Within forty (40) days after Tenant’s delivery to Landlord of all Payment Request Supporting Documentation, Landlord shall deliver to Tenant payment in an amount equal to the lesser of: (x) the amount so requested by Tenant, as set forth above, less (1) the applicable Over-Allowance Amount (defined in Section 3(b)(i) below and (2) a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (y) the balance of any remaining portion of the Tenant Improvement Allowance (not including the Final Retention), provided that if Landlord reasonably disputes any item in a request for payment based on non-compliance of any work with the Approved Working Drawings (defined below) or due to any substandard work and delivers a written objection to such item setting forth with reasonable particularity Landlord’s reasons for its dispute (a “Draw Dispute Notice”) within ten (10) Business Days following Tenant’s submission of its Payment Request Supporting Documentation, Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to diligently resolve any such dispute. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(C) Subject to the provisions of this Work Agreement, following the final completion of construction of the Tenant Work, Landlord shall deliver to Tenant a check made payable to Tenant, or a check or checks made payable to another party or parties as reasonably requested by Tenant, in the amount of the Final Retention, provided that (1) Tenant delivers to Landlord properly executed unconditional mechanics’ lien releases from all of Tenant’s Construction Parties in compliance with all applicable laws, as reasonably determined by

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Landlord; (2) Landlord has determined in good faith that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building; (3) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Work has been finally completed; (4) Tenant supplies Landlord with evidence that all governmental approvals required for an occupant to legally occupy the Premises has been obtained; and (5) Tenant has fulfilled its Completion Obligations (defined below).

2. Construction Drawings

(a) Selection of Architect; Construction Drawings.

(i) Tenant shall retain an architect approved in writing, in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed (the “Architect”) to prepare the Construction Drawings. Tenant shall retain engineering consultants approved in writing, in advance by Landlord, such approval not to be unreasonably withheld (the “Building Consultants”) to prepare all plans and engineering working drawings and perform all work relating to mechanical, electrical and plumbing (“MEP”), HVAC/Air Balancing, life-safety, structural, sprinkler and riser work.

(ii) The plans and drawings to be prepared by Architect and the Building Consultants hereunder (i.e., both the Space Plan and the Working Drawings, as each term is defined below) shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined or approved by Landlord and shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. All MEP drawings must be fully engineered or prepared on a “design-build-assist” basis with a Landlord-approved MEP basis of design (“BOD”), as prepared by an approved MEP engineer consultant. The MEP drawings cannot be prepared on a strictly “design-build” basis. Landlord’s review of the Construction Drawings shall be for its sole purpose and shall not obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

(b) Space Plan. Tenant shall supply Landlord for Landlord’s review and approval with a copy (which may be in electronic form) of its space plan for the Premises (“Space Plan”) before any architectural working drawings or engineering drawings have been commenced. The Space Plan shall include a layout and designation of all laboratory facilities, offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Space Plan. Landlord shall advise Tenant within ten (10) Business Days after Landlord’s receipt of the Space Plan (or, if applicable, such additional information requested by Landlord pursuant to the provisions of the immediately preceding sentence) if the same is approved or is unsatisfactory or incomplete in any respect. Upon any disapproval by Landlord, Tenant shall promptly cause the

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Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

(c) Working Drawings. After the Space Plan has been approved by Landlord, Tenant shall supply the Architect and the Building Consultants with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements, to enable the Architect and the Building Consultants to complete the Working Drawings and shall cause the Architect and the Engineers to promptly complete the architectural and engineering drawings, and Architect shall compile a fully coordinated set of drawings, including, as applicable, depending on the nature of the Tenant Work, architectural, structural, mechanical, electrical, plumbing, fire sprinkler and life safety in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Working Drawings”) and shall submit the same to Landlord for Landlord’s review and approval. Tenant shall supply Landlord with a copy (which may be in electronic form), and at least one (1) “hard” copy (which may be a half-sized set), of the Working Drawings. Landlord shall advise Tenant within ten (10) Business Days after Landlord’s receipt of the Working Drawings if Landlord, in good faith, determines that the same are approved or are unsatisfactory or incomplete. If Tenant is so advised, Tenant shall promptly revise the Working Drawings to correct any deficiencies or other matters Landlord may reasonably require.

(d) Landlord’s Approval. Tenant acknowledges that it shall be deemed reasonable for Landlord to disapprove the Space Plan and any subsequent Working Drawings unless, at a minimum, the same are prepared on the basis that the sprinkler systems shall be designed in compliance with the specifications provided by FM Global. Additionally, Landlord’s approval of any matter under this Work Agreement may be withheld if Landlord reasonably determines that the same would violate any provision of the Lease or this Work Agreement or would materially and adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building.

3. Construction of the Tenant Work

(a) Tenant’s Selection of Contractors.

(i) The Contractor. Tenant shall retain Rossi Builders to construct the Tenant Work (the “Contractor”).

(ii) Tenant’s Construction Parties. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Construction Parties”) must be approved in writing by Landlord, in Landlord’s reasonable discretion, provided that Landlord will require Tenant to retain the Building Consultants, if applicable. All of Tenant’s Construction Parties shall be licensed in the State of California.

(b) Construction of Tenant Work by Tenant’s Construction Parties.

(i) Construction Contract. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract

00066513.5	B-4

to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Work, Tenant shall provide Landlord with a schedule of values consisting of a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, for all Tenant Improvement Allowance Items in connection with the design and construction of the Tenant Work, which costs form the basis for the amount of the Contract (“Final Costs”). Prior to the commencement of construction of the Tenant Work, Landlord and Tenant shall identify the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Work), and Landlord will reimburse Tenant on a monthly basis, as described in Section 1.2(b)(ii) above, for a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Work Agreement, which percentage shall be equal to the Tenant Improvement Allowance divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Work), and Tenant shall be solely responsible for any Over-Allowance Amount. If, after the Final Costs have been initially determined, the costs relating to the design and construction of the Tenant Work shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and Landlord’s reimbursement percentage, shall be recalculated in accordance with the terms of the immediately preceding sentence.

(ii) Construction Requirements.

(A) Landlord’s General Conditions for Tenant’s Contractor and the Tenant Work. Construction of the Tenant Work shall comply with the following: (1) the Tenant Work shall be constructed in strict accordance with the Approved Working Drawings and Landlord’s then-current published construction guidelines; and (2) Tenant shall abide by all reasonable rules made by Landlord’s building manager with respect to the use of contractor parking, materials delivery, freight, loading dock and service elevators, any required shutdown of utilities (including life-safety systems), storage of materials, coordination of work with the contractors of Landlord, and any other matter in connection with this Work Agreement, including, without limitation, the construction of the Tenant Work. Tenant shall pay an oversight and supervisory fee (the “Coordination Fee”) to Landlord in an amount equal to three percent (3%) of the “hard” portion of the Final Costs.

(B) Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Construction Parties, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Work and/or Tenant’s disapproval of all or any portion of any request for payment.

(C) Requirements of Contractor. Tenant’s Contractor shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Work for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant’s Contractor shall be responsible

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for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by Contractor. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with the removal or replacement of all or any part of the Tenant Work, and/or the Building and/or common areas that is damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Work shall be contained in the Contract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances as may be reasonably necessary to effect such right of direct enforcement.

(iii) Insurance Requirements.

(A) General Coverages. All of Tenant’s Construction Parties shall carry employer’s liability and worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including personal and bodily injury, property damage and completed operations liability, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(B) Special Coverages. Tenant or Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Work, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Work shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and shall be in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(C) General Terms. Certificates for all of the foregoing insurance coverage shall be delivered to Landlord before the commencement of construction of the Tenant Work and before the Contractor’s equipment is moved onto the site. Tenant’s Construction Parties shall maintain all of the foregoing insurance coverage in force until its portion of the Tenant Work is fully completed, except for any Products and Completed Operations Coverage insurance required of Contractor by Landlord, which is to be maintained for one (1) year following completion of the work and acceptance by Landlord and Tenant. All commercial general liability policies required under this Section shall name Landlord and Wareham Property Group as additional insureds. All insurance, required of Tenant’s Construction Parties under this Section, except Workers’ Compensation, shall preclude subrogation claims by the insurer against anyone insured thereunder, and shall provide that it is primary insurance as respects Landlord and Tenant and that any other insurance maintained by Landlord or Tenant is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease and/or this Work Agreement.

(iv) Governmental Compliance. The Tenant Work shall comply in all respects with the following: (A) the Code and other federal, state, city and/or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person or entity (collectively, “Legal Requirements”); and (B)

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building material manufacturer’s specifications, if any, received by Tenant with respect to the Tenant Work.

(v) Inspection by Landlord. Prior to substantial completion of the Tenant Work, Landlord shall have the right, without delaying the prosecution of the Tenant Work, to inspect the same upon reasonable prior written notice to Tenant, provided however, that Landlord’s failure to inspect the Tenant Work shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Work constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Work, such disapproval shall be limited to non-conformance of the Tenant Work with Legal Requirements and/or the Approved Working Drawings, and Landlord shall notify Tenant in writing of such disapproval and shall specify the non-conformance with Legal Requirements and/or the Approved Working Drawings. Any such non-conforming items disapproved by Landlord shall be promptly rectified by Tenant at no expense to Landlord.

(vi) Meetings. Tenant shall hold periodic meetings at a reasonable time with the Contractor regarding the progress of the Tenant Work, and Landlord and/or its agents shall receive prior written notice of, and shall have the right to attend, all such meetings. Minutes may be taken at all such meetings, and Landlord will be included in the distribution list for such minutes. One such meeting each month shall include the review of Contractor’s current request for payment.

(c) Notice of Completion; Copy of Record Set of Plans. Within thirty (30) days after completion of construction of the Tenant Work, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of Alameda. Within sixty (60) days following the completion of construction, (i) Tenant shall cause the Architect (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to its knowledge that the updated drawings are true and correct, and (C) to deliver to Landlord such updated drawings in accordance with Landlord’s then-current CAD requirements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals, if any, in Tenant’s possession relating to the Tenant Work. Tenant’s obligations set forth in this Section are collectively referred to as the “Completion Obligations.”

4. Landlord Work. Tenant shall accept possession of the Premises on the terms set forth in Section 2.4 of the Lease.

5. Miscellaneous

(a) Tenant’s Representative. Tenant has designated _______________________ as its representative with respect to the matters set forth in this Work Agreement, until further notice to Landlord, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Agreement.

(b) Landlord’s Representative. Landlord has designated Lisa Vogel as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Work Agreement.

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(c) Tenant’s Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default by Tenant under the Lease (including, without limitation, this Work Agreement) has occurred at any time on or before the substantial completion of the Tenant Work, then all other obligations of Landlord under the terms of this Work Agreement shall be deferred until such time as such Default is cured pursuant to the terms of the Lease.

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EXHIBIT C-1

LABORATORY RULES AND REGULATIONS

1. Any laboratory equipment (glass and cage washers, sterilizers, centrifuges, etc.) being used during Standard Operating Hours must be properly insulated for noise to prevent interruption of other Campus tenants’ business. Landlord reserves the right to request all equipment be insulated prior to occupancy. Should other Campus tenants complain of unreasonable levels of noise from the laboratory tenant’s laboratory operations, the laboratory tenant will be responsible for abating any unreasonable noise levels, at the laboratory tenant’s sole cost.

2. Subject to the terms of the laboratory tenant’s lease with Landlord (including any Landlord waivers or releases of subrogation and other claims relating to property damage), any damage to property due to leaks from the laboratory tenant’s laboratory equipment will be the sole responsibility of the laboratory tenant. Should damage occur in other tenant spaces due to such leaks, any and all damages and clean-up will be the responsibility of the laboratory tenant.

3. Animal activities are a recognized and necessary process in the biotech industry. Such activities may only be conducted by laboratory tenants pursuant to all the requirements of their respective lease (including any “Use” clause) and require specific, written approval by Landlord in advance. Any animal activities shall be conducted pursuant to all regulations, standards and best industry practices relating to them.

4. The Campus is a mixed-use facility, and laboratory tenants share space with office tenants. The laboratory tenant should make every effort to handle any deliveries relating to animal activities outside of Standard Operating Hours. No cartons, containers or cardboard boxes bearing the nature of contents may be stored or left in common area spaces, including any parking areas. Feed bags, animal carriers, and any and all other related containers must be disposed of properly and with discretion.

5. All exterior signage relating to laboratory operations (i.e., visible to common areas, including corridors) must be kept to the minimum required by Laws. To the extent provided in the laboratory tenant’s lease, all signs must have Landlord’s approval prior to installation.

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EXHIBIT C-2

RULES AND REGULATIONS

1. No sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors or halls shall be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises.

2. No awning or other projection shall be attached to the outside walls or windows of the Project without the prior written consent of Landlord. No curtains, blinds, shades, drapes or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, drapes, screens and other fixtures must be of a quality, type, design, color, material and general appearance approved by Landlord, and shall be attached in the manner approved by Landlord. All lighting fixtures hung in offices or spaces along the perimeter of the Premises must be of a quality, type, design, bulb color, size and general appearance approved by Landlord.

3. No sign, advertisement, notice, lettering, decoration or other thing shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Premises or of the Project, without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant.

4. The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the halls, passageways or other public places in the Project shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills or in the public portions of the Project.

5. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Project, nor placed in public portions thereof without the prior written consent of Landlord.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant to the extent that Tenant or Tenant’s agents, servants, employees, contractors, visitors or licensees shall have caused the same.

7. Tenant shall not mark, paint, drill into or in any way deface any part of the Premises or the Project without in each instance obtaining the prior consent of Landlord to the extent required under the terms of the Lease of which these Rules and Regulations are a part (the “Lease”). No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord to the extent required under the terms of the Lease.

8. Other than in connection with the Permitted Use, no animal or bird of any kind shall be brought into or kept in or about the Premises or the Project by Tenant, except “service animals” under the ADA or any other applicable Law.

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9. Tenant shall reasonably cooperate, at no cost or expense to Tenant, with Landlord’s efforts to implement the Project’s Sustainability Practices and the applicable Green Building Standards, including, but not limited to, complying with Landlord’s then-current energy saving efforts and participating in any recycling programs and occupant satisfaction and transportation surveys.

10. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights.

11. Tenant shall regularly conduct cleaning and janitorial activities in the Premises, especially in bathrooms, kitchens and janitorial spaces, to remove and prevent mildew and shall comply with the Project’s Sustainability Practices and Tenant is strongly encouraged to comply with the applicable Green Building Standards.

12. Tenant shall not make, or permit to be made, in the Premises, any unseemly or disturbing noises or unreasonably disturb or interfere with other occupants of the Campus, or neighboring buildings or premises, or those having business with them. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.

13. Neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance, except in accordance with Laws.

14. No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows of the Premises by Tenant, nor shall any change be made in existing locks or the mechanism thereof, without in each instance first obtaining the prior written consent of Landlord to the extent required under the terms of the Lease. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

15. All removals, or the carrying in or out of any safes, freight, furniture, construction material, bulky matter or heavy equipment of any description must take place during the hours which Landlord or its agent may determine from time to time. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon two-inch thick plank strips to distribute the weight. The moving of safes, freight, furniture, fixtures, bulky matter or heavy equipment of any kind must be made upon previous notice to the building manager appointed by Landlord and made known in writing to Tenant and in a manner and at times prescribed by the Building Manager, and the persons employed by Tenant for such work are subject to Landlord’s reasonable prior approval. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Project and to exclude from the Project all safes, freight or other bulky articles which exceed the load bearing capacity of the floors of the Building or which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

16. Tenant shall not purchase janitorial or maintenance or other like service from any company or persons not reasonably approved by Landlord. Landlord shall approve a sufficient

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number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with security and proper operation of the Project.

17. Landlord shall have the right to prohibit any advertising or business conducted by Tenant referring to the Project which, in Landlord’s opinion, tends to impair the reputation of the Project or its desirability as a first class building for offices and/or commercial services and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

18. Landlord reserves the right to exclude from the Project between the hours of 6:00 p.m. and 8:00 a.m. Monday through Friday, after 1:00 p.m. on Saturdays and at all hours Sundays and legal holidays, all persons who do not present a pass to the Project issued by Landlord. Landlord may furnish passes to Tenant so that Tenant may validate and issue same. Tenant shall safeguard said passes and shall be responsible for all acts of persons in or about the Project who possess a pass issued to Tenant.

19. Tenant’s vendors and contractors shall, while in the Premises or elsewhere in the Project, be subject to and under the control and direction of the Building Manager (but not as agent or servant of said Building Manager or of Landlord) and, prior to commencing any work, shall be required to maintain (and provide certificates of) such insurance coverage as reasonably approved by Landlord.

20. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21. The requirements of Tenant will be attended to only upon application at the office of the Project. Project personnel shall not perform any work or do anything outside of their regular duties unless under special instructions from the office of Landlord.

22. Canvassing, soliciting and peddling in the Project are prohibited and Tenant shall cooperate to prevent the same.

23. No water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord to the extent required by the terms of the Lease.

24. There shall not be used in any premises, or in the public halls, plaza areas, lobbies, or elsewhere in the Project, either by Tenant, Tenant’s contractors or others, in the delivery or receipt of merchandise, any hand trucks or dollies, except those equipped with rubber tires and sideguards.

25. Tenant, Tenant’s agents, servants, employees, contractors, licensees, or visitors shall not park any vehicles in any driveways, service entrances, or areas posted “No Parking” and

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shall comply with any other parking restrictions imposed by Landlord from time to time , so long as such restrictions are consistent with the terms of the Lease.

26. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times properly operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

27. Tenant shall not use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises, nor shall Tenant use any picture of the Project in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor.

28. Tenant shall not prepare any food nor do any cooking, operate or conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, except that food and beverage preparation by Tenant’s employees using microwave ovens or coffee makers shall be permitted provided no odors of cooking or other processes emanate from the Premises. Tenant shall not install or permit the installation or use of any vending machine or permit the delivery of any food or beverage to the Premises except by such persons and in such manner as are approved in advance in writing by Landlord.

29. The Premises shall not be used as an employment agency, a public stenographer or typist, a labor union office, a physician’s or dentist’s office, a dance or music studio, a school, a beauty salon, or barber shop, the business of photographic reproductions or offset printing, a restaurant or bar, an establishment for the sale of confectionery, soda, beverages, sandwiches, ice cream or baked goods, an establishment for preparing, dispensing or consumption of food or beverages of any kind in any manner whatsoever, or news or cigar stand, or a radio, television or recording studio, theatre or exhibition hall, or the sale of merchandise, goods or property of any kind at auction, or for lodging or sleeping.

30. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not install any machine or equipment which causes noise, heat, cold or vibration to be transmitted to the structure of the building in which the Premises are located without Landlord’s prior written consent, which consent may be conditioned on such terms as Landlord may require. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot that such floor was designed to carry and which is allowed by Law.

31. Tenant shall not store any vehicle within the parking area. Tenant’s parking rights are limited to the use of parking spaces for short-term parking, of up to twenty-four (24) hours, of vehicles utilized in the normal and regular daily travel to and from the Project. Tenants who wish to park a vehicle for longer than a 24-hour period shall notify the Building Manager for the Project and consent to such long-term parking may be granted for periods up to two (2) weeks. Any motor vehicles parked without the prior written consent of the Building Manager for the Project for longer

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than a 24-hour period shall be deemed stored in violation of this rule and regulation and shall be towed away and stored at the owner’s expense or disposed of as provided by Law.

32. Smoking is prohibited in the Premises, the Building and all enclosed Common Areas of the Project, including all lobbies, all hallways, all elevators and all lavatories. “Smoking”, as used herein, shall be deemed to include the use of e-cigarettes, smokeless cigarettes and other similar products. All rules and regulations set forth in this Exhibit C applicable to smoking also apply to the use of e-cigarettes, smokeless cigarettes and other similar products.

33. Tenant shall not store any items within 18 inches of a sprinkler head.

34. Building ladders, other than fixed ladders, are not to be used by Tenant, Tenant’s agents, servants, employees, contractors, licensees or visitors.

35. Electrical power strips (other than for standard office desktop equipment) and portable “space heaters” are not permitted.

36. Tenants are not permitted to open an electrical panel. Tenants are required to contact Landlord to reset a circuit breaker.

37. Tenant shall reimburse Landlord for the cost (plus an administrative charge at Landlord’s then prevailing rate) of Landlord providing any special services or work requested in writing by Tenant to the extent such services or work are not specifically set forth as a Landlord obligation in the Lease.

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EXHIBIT D

CAMPUS

Aquatic Park Center | Berkeley

1

717 Potter St.
Laboratory

16 17

2910 Seventh St.
801 Anthony Street
Office/Laboratory

15

2929 Seventh St.
Laboratory/Office

13 14

2919 Seventh & 999 Anthony St.
R&D

2

725 Potter St.
Pilot Plant/Laboratory

N
Heinz
Seventh St.
Potter
Ashby
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17

12

2855 Seventh Street
Laboratory/Office

3

700 Heinz Ave.
Laboratory/Office

11

2865 Seventh Street
Industrial / Retail

4 5

740 Heinz Ave.
Laboratory
710 Heinz Ave.
Garage

6 7

800 Heinz Ave.
820 Heinz Ave.
Restaurant/Live Work and Child Care/Process Support

8 9

804 Heinz Ave.
820 Heinz Ave.
Office/Laboratory

10

890 Heinz Ave.
Laboratory / Process

WAREHAM
DEVELOPMENT

Distinguished buildings for noble and Nobel scientists since 1977.

Emeryville . Berkeley . Richmond . Palo Alto . Marin County . Sun Valley, ID

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RIDER 1

COMMENCEMENT DATE AGREEMENT

________________, LLC, a ___________ limited liability company (“Landlord”), and ________________, a________________ (“Tenant”), have entered into a certain Office/Laboratory Lease dated as of ________________, 20__ (the “Lease”).

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Commencement Date of the Lease as provided for in Section 2.2 of the Lease;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Lease, Landlord and Tenant agree as follows:

1. Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

2. The Commencement Date (as defined in the Lease) of the Lease is ___________, 20__.

3. Tenant hereby confirms the following:

(a) That it has accepted possession of the Premises pursuant to the terms of the Lease; and

(b) That the Lease is in full force and effect.

4. Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

5. The Lease and this Commencement Date Agreement contain all of the terms, covenants, conditions and agreements between Landlord and Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

TENANT:	LANDLORD:

,	LLC,
a	a limited liability company

By:	By:	/s/ Richard K. Robbins
Print Name:		Richard K. Robbins
Its:		Managing Member

By:	[INSERT CORRECT SIGNATURE
Print Name:	BLOCK FOR PROPERTY]
Its:

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